EXHIBIT 2.3

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                 Miami Division

In re:                                         Case No.  00-12731-BKC-RAM

CHS ELECTRONICS, INC.,
                                               Chapter 11 Proceeding

               Debtor.
________________________________/

         CHS ELECTRONICS, INC.'S SECOND AMENDED DISCLOSURE STATEMENT IN
           SUPPORT OF THIRD AMENDED LIQUIDATING PLAN OF REORGANIZATION
                                  JUNE 28, 2000

         CHS ELECTRONICS, INC., Debtor in Possession (the "Debtor" or "CHS"), files its Second Amended Disclosure Statement in support of its Third Amended Liquidating Plan of Reorganization (the "Plan") dated June 28, 2000.

         PLEASE ADDRESS ALL INQUIRIES CONCERNING THE DEBTOR, THE PLAN AND THIS DISCLOSURE STATEMENT AND VOTING TO:

                                            TEW CARDENAS REBAK KELLOGG
                                            LEHMAN DEMARIA & TAGUE L.L.P.
                                            ATTORNEY FOR THE DEBTOR
                                            201 SOUTH BISCAYNE BOULEVARD
                                            MIAMI CENTER, SUITE 2600
                                            MIAMI, FL 33131-4336
                                            TEL: (305) 536-1112
                                            FAX: (305) 536-1116
                                            ATTN: THOMAS R. LEHMAN, P.A. OR
                                                  LYNN MAYNARD GOLLIN, ESQ.

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                                                       Case No. 00-12731-BKC-RAM

                       BANKRUPTCY LAW RELATED DISCLOSURES

         NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ITS ACCEPTANCE.

         ALL CREDITORS AND INTEREST HOLDERS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE SUMMARIES AND STATEMENTS IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE PLAN, THE EXHIBITS HERETO, AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE MADE THAT (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE MATERIALLY ACCURATE; OR (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

         AFTER THE EFFECTIVE DATE OF THE PLAN, A PORTION OF CERTAIN DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR CREDITORS AND INTEREST HOLDERS WHOSE CLAIMS AND INTERESTS ARE CLASSIFIED IN CLASSES THAT CONTAIN DISPUTED CLAIMS OR INTERESTS. THE AMOUNT OF ANY DISTRIBUTION MAY VARY SUBSTANTIALLY DEPENDING UPON THE TOTAL AMOUNT OF ALLOWED GENERAL UNSECURED CLAIMS.

         THIS DISCLOSURE STATEMENT HAS BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING INTERESTS IN CHS SHOULD EVALUATE THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTOR WITH INFORMATION

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                                                       Case No. 00-12731-BKC-RAM

FROM THE DEBTOR'S BOOKS AND RECORDS AND FROM INFORMATION FROM THE DEBTOR'S MANAGEMENT COMPANY, JOURNEY HOLDINGS, LTD. N/K/A, EUROPA IT APS, AND HAS NOT BEEN SUBJECT TO CERTIFIED AUDIT. THE DEBTOR HAS MADE EVERY EFFORT TO ENSURE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND ACCURATE; HOWEVER, THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THIS INFORMATION IS WITHOUT ANY INACCURACY.

         A BALLOT ACCOMPANIES THIS DISCLOSURE STATEMENT FOR THE USE OF CREDITORS IN VOTING ON THE PLAN. YOUR VOTE IS IMPORTANT. YOU ARE URGED TO CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT, AND THE BALLOT.

                DISCLOSURE REGARDING EUROPA, MARK KEOUGH AND THE
                    PROPOSED EUROPA TRANSACTION REQUESTED BY
                  THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

         THE FOLLOWING DISCLOSURES ARE THE VIEW OF THE TRADE COMMITTEE AND NOT NECESSARILY THAT OF ANY OTHER PERSON OR ENTITY. THE DEBTOR, THE NOTEHOLDER COMMITTEE AND EUROPA MAY DISAGREE WITH SOME OR ALL OF THE FACTUAL CONTENTIONS AND OPINIONS SET FORTH BELOW.

THE OFFICIAL COMMITTEE OF UNSECURED TRADE CREDITORS WAS CONSTITUTED BY THE OFFICE OF THE UNITED STATES TRUSTEE ON APRIL 19, 2000 (THE "TRADE COMMITTEE"). THE TRADE COMMITTEE IS COMPRISED OF:

                                    MAXTOR CORPORATION
                                    CIT BUSINESS CREDIT, INC.
                                    CREDIT AGRICOLE
                                    VIEW SONIC
                                    SEAGATE TECHNOLOGY (CHAIR)
                                    HEWLETT-PACKARD COMPANY (VICE CHAIR)
                                    KBC BANK, N.V.
                                    IBM CREDIT CORP.
                                    QUANTUM CORPORATION
                                    COMPAQ COMPUTER LTD

THE TRADE COMMITTEE IS THE STATUTORY REPRESENTATIVE FOR APPROXIMATELY $ 300 MILLION IN CLAIMS AGAINST THE DEBTOR'S ESTATE,

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                                                       Case No. 00-12731-BKC-RAM

COMPRISING MORE THAN HALF OF  THE DEBT AGAINST THE DEBTOR'S ESTATE.

THE TRADE COMMITTEE BELIEVES THE FOLLOWING GENERAL DISCLOSURES ARE IMPORTANT TO CREDITORS' ASSESSMENT OF THE DEBTOR'S PLAN AND THE PROPOSED EUROPA TRANSACTION.

MARK KEOUGH, PRINCIPAL OF EUROPA, WAS THE FORMER CHIEF OPERATING OFFICER OF THE DEBTOR. HE NEGOTIATED THE INITIAL TRANSACTION TO ACQUIRE THE DEBTOR'S EUROPEAN SUBSIDIARIES WHILE HE WAS AN EMPLOYEE OF THE DEBTOR. UNDER BANKRUPTCY LAW, MARK KEOUGH AND EUROPA ARE CONSIDERED INSIDERS OF THE DEBTOR.

IN ADDITION TO NEGOTIATING THE INITIAL TRANSACTION TO ACQUIRE THE DEBTOR'S EUROPEAN ASSETS WHILE MR. KEOUGH WAS AN EMPLOYEE OF THE DEBTOR, MR. KEOUGH ALSO NEGOTIATED AN ARRANGEMENT BY WHICH A COMPANY OWNED BY HIM WOULD MANAGE SUBSTANTIALLY ALL OF THE BUSINESS AND AFFAIRS OF THE DEBTOR'S EUROPEAN SUBSIDIARIES STARTING IN DECEMBER 1999. MR. KEOUGH AND HIS MANAGEMENT COMPANY CONTINUE TO MANAGE THE DEBTOR'S EUROPEAN SUBSIDIARIES THROUGH TO THIS DATE.

MR. KEOUGH HAS MANAGEMENT RESPONSIBILITY FOR/AND CONTROL OVER THE FINANCIAL REPORTING AND THE DISSEMINATION OF THE SAME FOR THE DEBTOR'S EUROPEAN SUBSIDIARIES WHICH HE IS SEEKING TO BUY UNDER THE DEBTOR'S PLAN. MR. KEOUGH IS OBVIOUSLY SELF-INTERESTED, AND THE TRADE COMMITTEE BELIEVES THAT CREDITORS' SHOULD BE AWARE OF THESE FACTS IN CONNECTION WITH THEIR REVIEW OF THE FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT AND THE OTHER EXHIBITS TO THE PLAN.

THE TRADE COMMITTEE SOUGHT TO BE INVOLVED IN THE NEGOTIATION AND THE DOCUMENTATION OF THE IMPORTANT DOCUMENTS FOR THE EUROPA TRANSACTION. BOTH THE DEBTOR AND MR. KEOUGH EXCLUDED THE TRADE COMMITTEE AND ITS ADVISORS FROM THE NEGOTIATION AND DOCUMENTATION PROCESS. NOTWITHSTANDING THE EXCLUSION OF THE TRADE COMMITTEE AND ITS ADVISORS, THE DEBTOR AND MR. KEOUGH INVITED REPRESENTATIVES OF AND ADVISORS TO THE NOTEHOLDERS' COMMITTEE TO PARTICIPATE IN THE DEAL NEGOTIATION AND DOCUMENTATION PROCESS. IN FACT, CERTAIN OF THE KEY TRANSACTIONAL DOCUMENTS WERE DRAFTED BY ATTORNEYS FOR THE

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                                                       Case No. 00-12731-BKC-RAM

NOTEHOLDERS' COMMITTEE.

EUROPA IS NOT PAYING ANY CASH FOR THE DEBTOR'S EUROPEAN SUBSIDIARIES. INSTEAD, EUROPA IS PAYING FOR THE DEBTOR'S EUROPEAN SUBSIDIARIES WITH STOCK AND NOTES. EUROPA IS A CORPORATION ORGANIZED UNDER THE LAWS OF DENMARK. THIS DISCLOSURE STATEMENT FAILS TO PROVIDE ANY EXPLANATION OF WHY EUROPA IS ORGANIZED AS A DANISH CORPORATION OR ANY INFORMATION ABOUT DANISH LAW OR THE EXTENT TO WHICH DANISH LAW IS DIFFERENT FROM UNITED STATES' CORPORATE AND CREDITORS' RIGHTS LAW.

FINALLY, THE TRADE COMMITTEE SUBMITS THAT THE REPEATED REFERENCE TO THE CREDITORS' RECEIPT OF 20 % OF THE COMMON STOCK OF EUROPA AS PART OF THE CONSIDERATION FOR THE DEBTOR'S EUROPEAN SUBSIDIARIES IS MATERIALLY MISLEADING. UNDER THE EUROPA STOCK PURCHASE AGREEMENT AND RELATED DOCUMENTS, THERE ARE ABSOLUTELY NO SAFEGUARDS AGAINST THE DILUTION OF THE CREDITORS' INITIAL 20% SHARE OF THE COMMON STOCK. THE TRADE COMMITTEE'S MORE DETAILED DISCUSSION OF THIS ISSUE IS DISCUSSED IN SECTION V(F) OF THE DISCLOSURE STATEMENT.

                        DEBTOR'S STATEMENT IN RESPONSE TO
                          TRADE COMMITTEE'S DISCLOSURES

THE DEBTOR BELIEVES THAT CERTAIN OF THE FOREGOING DISCLOSURES, AS CHARACTERIZED BY THE TRADE COMMITTEE, ARE SLANTED AND MISLEADING TO CREDITORS.

IN PARTICULAR, THE DEBTOR DISPUTES THAT THE DEBTOR AND MR. KEOUGH EXCLUDED THE TRADE COMMITTEE FROM THE NEGOTIATION AND DOCUMENTATION PROCESS OF THE EUROPA TRANSACTION. ON MAY 24, 2000, THE STOCK PURCHASE AGREEMENT WAS FILED WITH THE COURT WITH RELATED TRANSACTIONAL DOCUMENTS. SINCE THEN, THE TRADE COMMITTEE AND THE NOTEHOLDERS COMMITTEE HAVE REPEATEDLY BEEN ASKED TO PROVIDE THEIR INPUT ON THE PLAN, THE DISCLOSURE STATEMENT AND THE STOCK PURCHASE AGREEMENT. THE TRADE COMMITTEE NEGOTIATED WITH EUROPA (WITHOUT THE PARTICIPATION OF THE DEBTOR OR THE NOTEHOLDERS COMMITTEE) FOR TWO WEEKS REGARDING THE TERMS OF THE STOCK PURCHASE AGREEMENT AND MANY CHANGES WERE MADE TO THE STOCK PURCHASE AGREEMENT IN RESPONSE TO THE TRADE COMMITTEE'S INPUT DURING NEGOTIATIONS.

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                                                       Case No. 00-12731-BKC-RAM

                                TABLE OF CONTENTS

                                                                                                                       PAGE
SECTION I - INTRODUCTION .............................................................................................   1
         A.       Purpose of Disclosure Statement ....................................................................   1
         B.       Source of Information ..............................................................................   1
         C.       Important Highlights of the Plan ...................................................................   3
         D.       Summary of Plan ....................................................................................   5
         E.       Recommendation .....................................................................................   5
         F.       Voting .............................................................................................   6

SECTION II - HISTORICAL BACKGROUND INFORMATION .......................................................................   9

         A.       History and Organization of the Debtor .............................................................   9
         B.       Pre-Petition Financial History and Results of Operations ...........................................  18
         C.       Events Leading to Chapter 11 Filing ................................................................  25
         D.       Pre-Petition Litigation ............................................................................  42

SECTION III - SUMMARY OF THE DEBTOR'S BANKRUPTCY CASE ................................................................  43

         A.       Post-Petition Financial/Operations .................................................................  43
         B.       Significant Events During Chapter 11 Case ..........................................................  44

SECTION IV - INFORMATION REGARDING CLAIMS AND SUMMARY
             OF PLAN OF REORGANIZATION ...............................................................................  50

         A.       Administrative Claims ..............................................................................  50
         B.       Class 1 - Priority Tax Claims ......................................................................  53
         C.       Class 2 - Other Priority Claims ....................................................................  54
         D.       Class 3 - Unsecured Claims Other than Guarantee Claims .............................................  55
         E.       Class 4 - Guarantee Claims .........................................................................  57
         F.       Class 5 - Secured Claims ...........................................................................  57
         G.       Class 6 - Administrative Convenience Unsecured Claims ..............................................  59
         H.       Class 7 -  Subordinated Securities Claims ..........................................................  59
         I.       Class 8 -  Old Common Stock Interestholders ........................................................  59

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
                                                                                                                       PAGE
SECTION V - SOURCE OF FUNDING AND MEANS FOR IMPLEMENTING PLAN.........................................................  60

         A.       Management/Ownership of Europa .....................................................................  60
         B.       Assets To Be Purchased By Europa ...................................................................  66
         C.       The PC Way .........................................................................................  72
         D.       Other Subsidiaries .................................................................................  74
         E.       Consideration Offered By Europa ....................................................................  74
         F.       Trade Committee's Views on Europa Consideration ....................................................  78
         G.       Market Context, Europa Business Plan and Risk Factors ..............................................  81
         H.       The Liquidating Trust .............................................................................. 104
         I.       The Post Confirmation Creditors Committee .......................................................... 113

SECTION VI - EXECUTORY CONTRACTS AND LEASES .......................................................................... 113

         A.       Assumed Executory Contracts and Unexpired Leases ................................................... 113
         B.       Rejection Claims ................................................................................... 114
         C.       Treatment of Rejection Claims ...................................................................... 114

SECTION VII - VOIDABLE TRANSFERS AND OTHER CAUSES OF ACTION .......................................................... 114

SECTION VIII - CERTAIN FEDERAL INCOME TAX CONSEQUENCES AND
               SECURITIES ISSUES ..................................................................................... 115

SECTION IX - ALTERNATIVES TO THE PLAN ................................................................................ 118

SECTION X - CONCLUSION ............................................................................................... 118

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                                                       Case No. 00-12731-BKC-RAM

                        EXHIBITS TO DISCLOSURE STATEMENT

Exhibit "1"      Debtor's Third Amended Liquidating Plan of Reorganization

Exhibit "2"      List of Companies in which Debtor has Interest

Composite
Exhibit "3"      Financial Information Regarding the European Subsidiaries

Composite
Exhibit "4"      Pro Formas for European Subsidiaries

Exhibit "5"      List of Subsidiaries placed in Receiverships or Voluntary
                 Creditor Proceedings

Exhibit "6"      Europa Opening Balance Sheet

Exhibit "7"      Europa's Incorporation Documents and By-Laws

Composite
Exhibit "8"      Profile of European Assets

Exhibit "9"      Europa Pro Forma

Exhibit "10"     Pre-Petition Litigation

Exhibit "11"     Liquidation Analysis

Exhibit "12"     Journey Management Agreement

Exhibit "13"     Europa Officer and Director Salary/Expense Chart

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                                                       Case No. 00-12731-BKC-RAM

                                    SECTION I
                                  INTRODUCTION

A.       PURPOSE OF DISCLOSURE STATEMENT

         Pursuant to section 1125 of the Bankruptcy Code, the Debtor submits this Second Amended Disclosure Statement (the "Disclosure Statement") to the holders of claims against the Debtor's estate, in order to disclose adequate information deemed material, important and necessary for the Debtor's Creditors and interested parties to arrive at a reasonably informed decision in exercising their right to vote to accept, reject or object to the Third Amended Liquidating Plan of Reorganization (the "Plan"). This Disclosure Statement discusses, among other things, voting instructions, recovery information, classification and treatment of Claims and Interests, the Debtor's history, business, assets, causes of action, results of operations, projections of future operations and a summary and analysis of the Plan. All Creditors are advised to read this Disclosure Statement, including the Plan attached hereto as EXHIBIT "1" and the other exhibits in their entirety before voting to accept or reject the Plan.

         This Disclosure Statement has been approved by the Bankruptcy Court for use in the solicitation of acceptances of the Plan. The Bankruptcy Court's approval of the Disclosure Statement does not constitute an endorsement of any of the representations contained either in this Disclosure Statement nor the Plan, nor does it constitute an endorsement of the Plan itself.

B.       SOURCE OF INFORMATION

         Except as otherwise expressly indicated, the exhibits to and portions of this Disclosure Statement describing the Debtor's European Assets and the business operations of the Debtor's European Assets (including financial information, forecasts, and operating data) were prepared

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                                                       Case No. 00-12731-BKC-RAM

by Europa IT ApS ("Europa").(1) The Debtor was the source of all other information in the Disclosure Statement. Certain background material in the Disclosure Statement was obtained from reports previously filed by the Debtor with the Securities and Exchange Commission (the "SEC"). Where applicable, financial data has been compiled using generally accepted accounting principles and standards based upon information derived from the Debtor's and its subsidiaries' business records. However, the information contained in this Disclosure Statement has not been subject to a certified audit and may be subject to correction.

         No representation concerning the Debtor, particularly the value of the Debtor's assets, other than as set forth in this Statement, is authorized by the Debtor. Any representations or inducements made to secure your acceptance or rejection of the Plan which are other than as contained in this Statement should not be relied upon in arriving at a decision whether to vote for or against the Plan; and any such additional representations and inducements should be reported to counsel for the Debtor or the United States Trustee, who in turn shall seek such relief from the Court as may be deemed appropriate under the circumstances.

         CAPITALIZED TERMS USED IN THIS STATEMENT AND NOT EXPRESSLY DEFINED HEREIN ARE DEFINED IN THE PLAN. A REFERENCE IN THIS STATEMENT TO AN "ARTICLE" REFERS TO AN ARTICLE OF THE PLAN. A REFERENCE IN THIS STATEMENT TO A "SECTION" REFERS TO A SECTION OF THIS STATEMENT.

----------------
         (1) Europa f/k/a Journey Holdings has been managing the European Assets pursuant to a management agreement with the Debtor since December 1999. Europa is owned and controlled by Mark Keough, a former officer of CHS and therefore, an insider of the Debtor. Europa is the entity which the Debtor discloses in the Disclosure Statement and Plan as the proposed purchaser of the Debtor's European Assets, a list of which assets are reflected in Exhibits "A" and "B" to Exhibit "E" of the Plan.

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                                                       Case No. 00-12731-BKC-RAM

C.       IMPORTANT HIGHLIGHTS OF THE PLAN

         The Plan provides for the liquidation and the distribution of the Debtor's Assets to Creditors in two ways. First, the Plan provides for the sale of the Debtor's European Assets to Europa ITApS, a Danish corporation, pursuant to the Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), free and clear of all liens, claims, encumbrances and interests. Subject to Court approval, some or all of the European Assets may be sold to an entity other than Europa if a higher and better offer for some or all of the European Assets is filed with the Court and served by July 14, 2000, consistent with the Competing Transaction Order. Second, the Excepted Assets shall be transferred to the Liquidating Trust and the proceeds from the liquidation of the Excepted Assets shall be distributed to Creditors as provided in the Plan. The European Assets represent a very substantial portion of the Debtor's total assets. In exchange for the transfer of the Debtor's European Assets, the Debtor will receive 20% of the Europa Common Stock subject to dilution, Europa Thirty Month Notes and Europa Preferred Stock. All the foregoing consideration transferred by Europa in exchange for the European Assets shall be distributed to Creditors under this Plan, either directly by the Debtor or through the Liquidating Trust. If another entity is approved by the Court to purchase all or some of the European Assets, the consideration of such sale will be distributed to Creditors under the Plan, either by the Debtor or through the Liquidating Trust.

         This Plan provides for distributions to Claimholders (other than the holders of Subordinated Securities Claims) who hold Claims as of the Record Date. The holders of Subordinated Securities Claims, including Federal Securities Litigation Claims, shall be limited

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                                                       Case No. 00-12731-BKC-RAM

to recovering from the proceeds of the D & O Insurance, to the extent so entitled, and shall not otherwise receive or retain any property under the Plan. There will not be a distribution to Interestholders and their Interests shall be canceled.

         The Plan cannot become effective until after it is confirmed by the Court. The Effective Date of the Plan shall be the later of thirty days after the Confirmation Date or the date on which the Estate obtains unconditional rights in the Europa Consideration other than consideration paid by an entity whose higher and better bid for some of the European Assets is approved by the Court. The Effective Date shall be no later than December 31, 2000 unless extended by unanimous consent of the Debtor, Europa and the Creditors Committees. If Europa is selected as highest and best offeror, and there is no Closing pursuant to the Stock Purchase Agreement, the Plan will not become effective and there will not be an Effective Date.

         The Stock Purchase Agreement provides in Section 6.5 that any amendment to the terms of the Plan must be consistent with the Stock Purchase Agreement and acceptable to Europa in all material respects.

         Prior to or in conjunction with the Confirmation Date, the Creditors Committees, shall select, subject to Court approval, the person who will become the Liquidating Trustee on the Effective Date. The person selected as the Liquidating Trustee shall function as the Responsible Person under the Plan. The Responsible Person shall be subject to oversight by the Creditors Committees until the Effective Date. Notwithstanding the designation of the Responsible Person, the Debtor's existing management will remain in control of the Debtor to the extent necessary to carry out the Confirmation Order, to the extent necessary to close the sale of the

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                                                       Case No. 00-12731-BKC-RAM

European Assets and perform other duties required by a debtor in possession, post-confirmation. Any changes to the foregoing allocation of responsibilities between the Debtor's management and the Responsible Person shall be subject to Court Order.

         Europa has advised the Debtor that it is indebted to its officers and directors in an amount not to exceed $1.5 million. The amount owed by Europa to its respective officers and directors is listed in their respective biographical informational sections of the Disclosure Statement (Section V(A)) and in EXHIBIT "13" attached hereto. These obligations to officers and directors will be paid by Europa prior to payments on the Europa Thirty Month Notes if money is available prior to the commencement of such payments under the Europa Thirty Month Notes.

D.       SUMMARY OF PLAN

         The classification and treatment of Creditors and Interest holders under the Plan are discussed in Articles III, IV and V of the Plan and are generally summarized in Section IV of the Disclosure Statement. Section IV of the Disclosure Statement does not include estimates for unresolved, unreconciled or Disputed Claims.(2) The Debtor believes that resolution of such claims is likely to materially decrease the estimated amount of Unsecured Claims in Class 3 of the Plan.

E.       RECOMMENDATION

         The Debtor recommends that all Creditors entitled to vote on the Plan cast their ballots to

----------------
         (2) This Case is proceeding on an expedited basis. The Claims Bar Date was May 31, 2000. A total of 247 proofs of Claim were filed with the Court. The Debtor is in the process of reviewing the proofs of Claim. The Debtor cannot complete the process prior to the hearing on approval of the Disclosure Statement. Therefore, estimates for unresolved, unreconciled or Disputed Claims cannot be included in Section IV of the Disclosure Statement.

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                                                       Case No. 00-12731-BKC-RAM

accept the Plan based on the belief that the Plan provides the greatest and earliest possible recoveries to the Debtor's Creditors since no other purchaser has definitively offered to purchase the European Assets for the consideration being offered by Europa or a higher amount as of June 28, 2000. For the reasons disclosed in detail in this Disclosure Statement and based on the information Debtor has at this time, the Debtor believes that acceptance of the Plan is in the best interests of all parties in interest and any alternative plan or sale would result in further delay, uncertainty and expense to the Debtor's Estate and a significantly reduced recovery by Creditors.(3)

F.       VOTING

         1. ELIGIBILITY TO VOTE. Classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and, therefore, are not entitled to vote. Acceptances of the Plan in this Case are being solicited only from those persons who hold Claims in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified. Modification for purpose of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash.

         The Debtor's Plan divides Creditors' Claims against and Interests in the Debtor into various classes and provides separate treatment for each Class. Under the Plan, Classes 1, 2, and 5 are not unimpaired and not entitled to vote. Holders of Administrative Expense Claims under

----------------
         (3) The Trade Creditors' Committee disagrees with the Debtor. Furthermore, the Trade Creditors' Committee believes that current management of the Debtor has an interest in the early confirmation of the Plan because of certain bonuses they may receive. The Noteholders Committee has not indicated it agrees with this position.

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                                                       Case No. 00-12731-BKC-RAM

the Plan are not entitled to vote. Classes 3, 4, and 6 are impaired under the Plan, and holders of Claims in such Classes are entitled to vote pursuant to
Article IV of the Plan. Classes 7 and 8 will not receive a Distribution under the Plan, are deemed to have rejected the Plan and are not entitled to vote.

         The Record Date for determining any Creditor's eligibility to vote on the Plan shall be the Confirmation Date. Only those Creditors entitled to vote on the Plan will receive a Ballot with this Statement.

         The Creditors whose Claims are objected to prior to the Ballot Date are not eligible to vote unless the objection is resolved, or after notice and hearing pursuant to Bankruptcy Rule 3018(a), the Court allows the Claim temporarily for the purpose of voting to accept or reject the Plan. Any Creditor that wants its Claim or Interest to be allowed temporarily for the purpose of voting must take the steps necessary to arrange an appropriate hearing with the Court under Rule 3018(a). Creditors whose Claims are being objected to will be sent notice of same pursuant to the Rules.

         2. BALLOTS In voting for or against the Plan, please use only the Ballot or Ballots sent to you with this Disclosure Statement. You may receive more than one Ballot, and if you do, you should assume each Ballot is for a Claim in a different Class in which you are entitled to vote. Votes cast to accept or reject the Plan will be counted by Class. You are not required to vote all of your Claims in different Classes in the same way. However, you are required to vote all of your Claims within a Class the same way. Please read the voting instructions contained within the Ballot for a thorough explanation of voting procedures applicable to your Claim.

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                                                       Case No. 00-12731-BKC-RAM

         PLEASE COMPLETE AND RETURN EACH BALLOT YOU RECEIVE. ANY EXECUTED BALLOT THAT DOES NOT INDICATE ACCEPTANCE OR REJECTION WILL NOT BE COUNTED AS A VOTE FOR OR AGAINST THE PLAN.

         PUT YOUR TAXPAYER IDENTIFICATION (OR SOCIAL SECURITY) NUMBER ON YOUR BALLOT IN THE PLACE INDICATED. THE DISBURSING AGENT AND THEREAFTER, THE LIQUIDATING TRUSTEE CANNOT MAKE DISTRIBUTIONS WITHOUT YOUR NUMBER.

         IF YOU BELIEVE THAT YOU ARE A MEMBER OF A VOTING CLASS FOR WHICH YOU DID NOT RECEIVE A BALLOT, IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, PLEASE CONTACT COUNSEL FOR THE DEBTOR.

         3. VOTING PROCEDURE Mail completed Ballots in the stamped, self addressed envelope to attached to the Ballot to: Clerk of the United States Bankruptcy Court, 51 S.W. 1st Avenue, Miami, Florida 33130 (Attn. Chapter 11 Balloting) (CHS Electronics, Inc.). You may enclose a self-addressed postage prepaid envelope and a copy of your Ballot to be returned stamped "filed" from the Clerk of the Court confirming the delivery and filing of your Ballot. You may not change your vote after it is cast unless the Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change. DO NOT RETURN ANY INSTRUMENTS EVIDENCING YOUR CLAIM WITH YOUR BALLOT.

         4. DEADLINE FOR VOTING. BALLOTS MUST BE FILED WITH THE COURT BY 5:00 P.M. EASTERN DAYLIGHT SAVINGS TIME, JULY 21, 2000 IN ORDER TO BE

                                       -8-
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                                                       Case No. 00-12731-BKC-RAM

COUNTED.

         5. IMPORTANCE OF VOTE. Your vote as a Creditor is important to the Case. Section 1129(a)(10) of the Code requires, with certain exceptions, that at least one impaired class of claims under a proposed plan of reorganization accept the plan. The Code defines acceptance by a class to be acceptance of the plan by at least two-thirds (2/3) in amount and a majority in number of claims in that class that vote. ONLY THOSE CREDITORS WHO ACTUALLY VOTE ARE COUNTED FOR THE PURPOSE OF DETERMINING WHETHER A PLAN HAS BEEN ACCEPTED. YOUR FAILURE TO VOTE WILL LEAVE THE OTHER CREDITORS WITH THE DECISION TO ACCEPT OR REJECT THE PLAN. TO HAVE YOUR VOTE COUNT YOU MUST COMPLETE AND RETURN THE BALLOT BY THE DEADLINE INDICATED ABOVE.

                                   SECTION II
                        HISTORICAL BACKGROUND INFORMATION

A.       HISTORY AND ORGANIZATION OF THE DEBTOR

         1.       BACKGROUND AND OPERATIONAL HISTORY

         CHS was a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. It was a publicly traded company with approximately 17,000 to 20,000 stockholders. In 1999, CHS operated in approximately 30 countries primarily in Western Europe, Eastern Europe and Latin America, and serviced an active customer base of approximately 100,000 resellers. A list of all companies in which CHS has an interest is attached as EXHIBIT "2" to the Disclosure Statement.

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                                                       Case No. 00-12731-BKC-RAM

         Approximately 78% of the products which CHS sold were manufactured by 20 equipment and software vendors, including such market leaders as Hewlett-Packard, IBM, Microsoft, Seagate, Compaq, Intel, Quantum, Western Digital, 3Com, Toshiba, Acer, Yakumo, Epson and Samsung. CHS was a focused distributor, as opposed to a broad line distributor, and sought to represent leading vendors within specific product categories. CHS was among the top three
(3) largest distributors of microcomputer products in the world and one of the largest distributors in Western Europe, Latin America and Eastern Europe. CHS had no significant sales in the United States.

         CHS' sales consisted of hardware and software products such as local area networks, personal computers and printers to an active customer base. CHS' products also included components such as disk drives, random access memory chips, central processing units and integrated circuit boards. CHS purchased its products directly from hardware manufacturers and software publishers in large quantities. As a focused distributor, CHS focused on a small number of high volume items of that manufacturer or publisher. As a result, CHS carried fewer individual products than broad line distributors and worked with fewer vendors.

         CHS marketed its products to resellers, who either packaged CHS' products with other computer equipment or sold the products on an individual basis to end-users. CHS' customers typically relied on distributors as their principal source of microcomputer products and financing. No single customer accounted for more than one percent of CHS' net sales in the year ended December 31, 1998.

         CHS obtained its products from its vendors under non-exclusive distribution agreements,

                                      -10-
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                                                       Case No. 00-12731-BKC-RAM

which agreements were subject to renewal annually and could be canceled by either party on short notice. Under these agreements, CHS had the right to purchase products at discounts from the list prices. The amounts of the discounts were determined each year at the time of renewal on the basis of the projected sales of the Company for the following year and varied for each vendor. CHS was not required to make additional product payments if it failed to achieve its projected sales level for the year, but its product discounts in the following year could be reduced because of the lower sales levels. Hewlett-Packard, Microsoft and IBM were CHS' three (3) largest vendors.

         CHS also had stock rotation arrangements with substantially all of its vendors. Stock rotation permitted CHS to return inventory for full credit in an amount equal to a certain percentage of CHS' purchases from the supplier over a specific period. In certain cases, CHS was required to purchase inventory at least equal in value to that returned. These agreements permitted CHS to maintain higher inventory levels while limiting the amount of committed working capital related to slow-moving items.

         In 1998, CHS' vendors had increased available credit to CHS commensurate with its growth. Many of CHS' vendors provided discounts for prompt payment. CHS was required to make payments to vendors within 14 to 90 days following delivery of products. Certain vendors allowed CHS to earn a discount for early payment of between 1% and 3% of the invoice amount to the extent sufficient funds were available.

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                                                       Case No. 00-12731-BKC-RAM

         2.       MANAGEMENT/EMPLOYEES/CORPORATE STRUCTURE

                  a.       CORPORATE STRUCTURE

         CHS operated under a decentralized structure in which managers familiar with the customs and needs of a particular country were delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. Unlike its competitors which operate under a more centralized system, CHS believed that its business model of focused distribution through locally managed full service facilities integrating, warehousing, purchasing, sales, credit and accounting services provided competitive and operating advantages. Oversight and strategic direction were provided by senior management of CHS.

         The corporate headquarters of CHS were located in Miami, Florida, which also served as the principal operational facility for its Latin America regional operations and the operations of CHS Latin America, Inc. CHS' subsidiaries operated through approximately 110 locations totaling approximately four million square feet. Most locations consisted of an administrative office utilized by the subsidiary and an adjoining or nearby warehouse and distribution facility.

                  b.       PRIOR MANAGEMENT/OFFICERS(4)

         Claudio Osorio served as the Chairman of the Board of CHS, Chief Executive Officer and President from 1993 through April, 2000 when he resigned. Mr. Osorio was involved with CHS' day to day operations and familiar with all aspects of the company. Mr. Osorio participated in virtually every CHS merger, acquisition and sale of assets through April 1, 2000.

----------------
         (4) All of the officers and directors discussed in this section have resigned from CHS. Current management believes the stated reason for all resignations was for "personal reasons."

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                                                       Case No. 00-12731-BKC-RAM

Although Mr. Osorio was familiar with every aspect of CHS and its subsidiaries and affiliates operations, no other one officer had such a breadth of knowledge regarding CHS. Mr. Osorio compartmentalized CHS' operations and assigned individual officers/management personnel to discreet subject matters concerning the company. Accordingly, since the Petition Date CHS has requested that Mr. Osorio provide current management with information regarding CHS transactions and investments to include in the Disclosure Statement. In response, Mr. Osorio has communicated with Debtor's counsel. CHS believes that Mr. Osorio has a wealth of information regarding the company's past operations, the disposition of the company's assets prior to the bankruptcy being filed and the status of operations of CHS' subsidiaries and affiliates. Mr. Osorio's counsel has represented that Mr. Osorio is and will continue to be available to the Debtor and the respective committees to provide them with background information and assist in CHS' and the committees efforts to marshal assets of the bankruptcy estate. Mr. Osorio resigned from CHS effective April 2, 2000.(5)

----------------
         (5) Mr. Osorio was paid $750,000 per year by CHS Finance pursuant to the terms of his employment agreement. CHS Finance would charge CHS through its inter-company account with CHS. In April 1999, CHS' officers voluntarily reduced their salaries by 15%. The amount of the annual salary not paid through 1999 was thereafter paid by CHS in January 2000 in the approximate amount of $140,000. Mr. Osorio was also paid his monthly salary of $32,500 by CHS in April 2000, although he resigned early in the month. Demand has been made by the Debtor for the return of the salary paid in April 2000. Additionally, in May 1999 Mr. Osorio was paid a $500,000 bonus by CHS. Finally, certain expenses related to a residence in Switzerland were paid on his behalf, which expenses Mr. Osorio contends was approved by the board of directors and were paid because he was required to maintain the foreign residence in connection with his employment with CHS. Finally, Mr. Osorio's counsel has indicated that Mr. Osorio may not be required to reimburse the salary paid to him. These payments and any other payments made or transfers to or for the benefit of Mr. Osorio and any other officer or insider of the Debtor during the one year period prior to the Petition Date will be reviewed by the Debtor and/or the respective committees to determine if any claim exists to recover the payment ("Insider Claims").

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                                                       Case No. 00-12731-BKC-RAM

         Antonio Boccalandro was CHS' Chief Officer of Mergers and Acquisitions, Secretary and Director until April 2, 2000 when he resigned. Mr. Boccalandro and Mr. Osorio have worked together in various enterprises for approximately 15 years. Mr. Boccalandro worked with Mr. Osorio on substantially all of CHS' mergers and acquisitions and is a valuable source of information regarding CHS' mergers and acquisitions. Mr. Boccalandro's counsel has represented that Mr. Boccalandro is and will continue to be available to the Debtor and the respective committees to provide them with background information and assist in CHS' and the committees efforts to marshal assets of the bankruptcy estate.(6)

         Clifford Dyer was CHS' Executive Vice President/Latin American Region from 1996 through June 30, 1999 when his employment agreement terminated by its terms. In this position Mr. Dyer was paid an annual salary of approximately $276,000. Thereafter, Mr. Dyer entered into a consulting agreement with CHS. The consulting agreement provided that Mr. Dyer would be paid by CHS $25,000 per month for an eight month period and further, his COBRA insurance payments would be paid by CHS until Mr. Dyer was 65 years old. Mr. Dyer received all payments due.(7)

----------------
         (6) Mr. Boccalandro received an annual salary from CHS of approximately $250,000 pursuant to the terms of his employment agreement. In January 2000, Mr. Boccalandro received a lump sum payment of $31,730.80 as reimbursement for the salary not paid to him during 1999. The Debtor and/or the respective committees will analyze this payment and any other payments and transfers made to Mr. Boccalandro to determine whether an Insider Claim exists.

         (7) The Debtor and/or the respective committees will analyze this payment and any other payments and transfers made to Mr. Dyer to determine whether an Insider Claim exists.

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                                                       Case No. 00-12731-BKC-RAM

         Craig Toll was CHS' Chief Financial Officer from 1996 through November 5, 1999 when he resigned. He was also CHS' Executive Vice President of Finance and Treasurer for a period of time. As CFO, Mr. Toll was responsible for all of CHS' financial affairs and was involved in certain sales of assets.(8) Mr. Toll is a valuable source of information regarding CHS' financial affairs. Mr. Toll's counsel has represented that Mr. Toll is and will continue to be available to the Debtor and the respective committees to provide them with background information and assist in CHS' and the committees efforts to marshal assets of the bankruptcy estate.

         Carsten Frank was Executive Vice President of Asia Worldwide Logistics for approximately three (3) years before he resigned in late 1999. Mr. Frank's employment agreement expired according to its terms in December 1999(9). Mr. Frank's annual salary was approximately $350,000.(10)

         From July 1999 through December 14, 1999 Mark Keough was the Chief Operating

----------------
         (8) Mr. Toll received an annual salary from CHS of approximately $323,000 pursuant to the terms of his employment agreement. As part of his severance agreement, Mr. Toll received $475,000 from CHS between November 11, 1999 and December 23, 1999. Additionally, Mr. Toll received payments from CHS for consulting services from December 1999 through January 2000 in the approximate amount of $10,000. The Debtor and/or the respective committees will analyze these payments and any other payments and transfers made to Mr. Toll to determine whether an Insider Claim exists.

         (9) The Debtor and/or the respective committees will analyze whether any payments made to Mr. Frank by CHS constitute Insider Claims.

         (10) Several other officers of CHS had employment agreements as follows: Pasquale Giordano, Chief Operating Officer/European Operations; Jean-Pierre Robinot, Chief Operating Officer/.European Region; Ofer Magen, Chief Operating Officer, Karma International; Burt Emmer; Mark Keough; and Tony Shalom. The Debtor and/or the respective committees will analyze whether any payments made or transfers to or for the benefit of these officers by CHS constitute Insider Claims.

                                                       Case No. 00-12731-BKC-RAM

Officer of CHS.(11) As discussed later in some detail, Mr. Keough, through Europa, negotiated the terms of an exchange agreement (a management buyout) for the purchase CHS' European subsidiaries. Mr. Keough negotiated the terms of the exchange agreement during the time he was serving as CHS' Chief Operating Officer. In December 1999, in connection with the exchange agreement, Mr. Keough resigned from CHS.(12)

                  c.       CURRENT MANAGEMENT

         In December 1999, CHS entered into a Management Agreement with Journey n/k/a Europa for the management of the European Assets.(13) The Management Agreement, by its terms, expires June 30, 2000. CHS, through Mr. Osorio, continued to be involved in the management of other subsidiaries which remained operational. As described in Section C(2)(b) of the Disclosure Statement, numerous subsidiaries were either sold or returned to former owners through reversals of acquisitions and earn-out agreements. This process continued through March 1999. Furthermore, local management of the subsidiaries became increasingly independent from CHS and reporting of their activities became virtually non-existent. Accordingly, CHS' involvement in the management of operational entities was significantly diminished by the Petition Date.

         The Debtor's management in Miami, Florida, as of the Petition Date, consisted primarily

----------------
         (11) Mr. Keough began working at CHS on July 15, 1999.

         (12) Mr. Keough was paid approximately $245,700 by CHS. CHS did not commence to pay Mr. Keough's salary until late October or early November 1999 when CHS paid Mr. Keough his past due salary for the payroll periods commencing July 1999.

         (13) See Section B(2) for further discussion of the Management
Agreement.

                                                       Case No. 00-12731-BKC-RAM

of three individuals who focused their attention on preserving the value of the remaining assets and winding down the affairs of CHS in anticipation of a sale of substantially all of CHS' assets through the bankruptcy process.(14) Current management's responsibilities include: responding to inquiries of creditors; working with both the Noteholders and Trade Committees in an effort to reach a consensual confirmation process; responding to inquiries from subsidiaries; reviewing proofs of Claims and communicating with claimants regarding their proofs of Claim; meeting with committee consultants; administrative matters (record retention and performing Debtor duties required by U.S. Trustee, the Court and the Bankruptcy Code); analyzing corporate governance issues concerning subsidiaries; participating in the valuation of assets; marshaling estate asset; providing information for the disclosure statement; assisting with compliance with SEC reporting requirements; and resolving insurance issues.

                           i.       BURTON EMMER: Mr. Emmer is the Acting Chief
Financial Officer of CHS. Mr. Emmer has been employed by CHS for 1 1/2years as Special Projects Officer and Acting CFO. His annual compensation is $250,000. Mr. Emmer is a certified public accountant. Prior to coming to CHS he was an Assurance Services Partner and Managing Partner with Grant Thornton for twenty four (24) years. Grant Thornton was the external auditor for CHS.

                           ii.      RICHARD KAMINSKY: Mr. Kaminsky is the
Assistant Treasurer for CHS. He has held this position and been employed by CHS for two years and is paid an annual

----------------
         (14) Initially, CHS intended to reorganize it affairs through the bankruptcy process, as reflected by the initial plan of reorganization filed with CHS' bankruptcy petition on April 4, 2000. The initial reorganization plan contemplated the sale of the European Assets and the emergence of a reorganized CHS entity which would focus its operations in the e-commerce industry.

                                                       Case No. 00-12731-BKC-RAM

salary of $140,000. At CHS, Mr. Kaminsky has been responsible for investor relations, public relations, company securities issues and corporate treasury functions, including fixed asset financing and oversight of foreign currency hedging. Before joining CHS, Mr. Kaminsky: served as Treasurer (1994-1996) and Director of Marketing Administration & Contracts (1996-1998) for Greenwich Air Services, Inc. in Miami, Florida; Vice President and Treasurer (1991-1994) for The Wackenhut Corporation; and held various management positions at Florida Power & Light (1978-1991).

                           iii. ANDREW CHUNG: Mr. Chung is CHS' Director of
Financial Reporting. He has been employed by CHS since July 1999 and is paid an annual salary of $100,000. Mr. Chung's responsibilities at CHS have included: preparation of consolidation journal entries, reviewing general ledger accounts, including financial statement consolidations, statement of cash flows and EPS calculations; external and SEC financial reporting; special accounting projects; assistance in implementing CHS' restructuring efforts; and coordination of reviews and audits. Prior to July 1999, Mr. Chung was employed by Arthur Anderson LLP in Miami, Florida as an Audit Manager (1994-1999) and as an Audit Staff/Senior (1989-1994).

                           iv.      CURRENT OFFICERS/DIRECTORS: Since the
Petition Date, there has been no officers nor has there been a board of directors.

B.       PRE-PETITION FINANCIAL HISTORY AND RESULTS OF OPERATIONS

         1.       FINANCIAL HISTORY

         Selected financial data and a general discussion and analysis of the Debtor's historical

                                                       Case No. 00-12731-BKC-RAM

financial condition and results of operations of the European Assets(15) prior to the Petition Date is included in COMPOSITE EXHIBITS "3" AND "4" of the Disclosure Statement.(16) As of September 30, 1999, CHS had a tangible book deficit of approximately $142 million.

         At or about the Petition Date, CHS' tangible book deficit was approximately $487,733,617. Since the Petition Date, CHS believes that the tangible book deficit has significantly increased as a result of demands for payment on CHS' guarantees of subsidiaries' debt being made upon CHS by the subsidiaries' creditors.

                  a. Comparison of 1998 to 1999 Income Statement and Working Capital for THE EUROPEAN BUSINESSES

         For the full year 1998 compared to 1999 (after adjusting for the full-year effect of the Metrologie acquisition in mid 1998), sales show a decline of approximately 11%, while the overall market for IT equipment distribution was forecast to grow by 16% during the same

----------------
         (15) CHS has historical information regarding its Latin American subsidiaries through September 1999. CHS' current management has attempted to obtain current financial information on the Latin American subsidiaries, but has been unable to do so. Management requested that the Trade Committee's consultant, PWC assist CHS, on a local level in Latin America, to discover more detail about the Latin American subsidiaries. The information CHS has about its remaining Latin American subsidiaries is included in Section G(1) of the Disclosure Statement.

         (16) The financial statements presented here are based on data supplied by CHS for periods prior to Q4 1999 and Journey's (Europa) best estimates for Q4-99 and Q1-00. The Debtor cannot confirm or refute the veracity of Journey's estimates in that it has no independent knowledge with which to do so. These statements are unaudited and Mark Keough, a former insider of CHS and the principal of Europa, the proposed purchaser of the European Assets in the Plan, prepared these exhibits. Furthermore, 1998 statements have been adjusted to reflect full year operations for Metrologie France (acquired mid-1998) thereby facilitating year to year comparisons.

                                                       Case No. 00-12731-BKC-RAM

period, according to International Data Corporation (IDC).(17) In management's opinion, the decline in CHS' sales was primarily due to the massive withdrawal of credit from the CHS European subsidiaries following a press release by CHS in February 1999 regarding its investigation of certain rebate issues and the subsequent earnings restatement released by CHS in March 1999 and a $90 million loss in the second quarter of 1999. From December 1998 to December 1999, CHS' accounts payable were more than halved and short term debt was reduced by approximately 25% for France , Scandinavia, Eastern Europe, Portugal and Ireland (the "European Assets"). The total loss of cash from credit lines approximated $170 million during this period. There were multiple effects on CHS' subsidiaries' revenues attributable to the credit crunch, including weaker inventories (from 37 days to 21 days), loss of key sales people, loss of some franchises and an inability to participate in quarter-end purchasing opportunities and new product launches. The loss of revenues and generally weaker financial performance led to poorer payment patterns, thereby propagating a vicious cycle of further credit reductions. Another factor which contributed to the loss of revenue by CHS during 1999 was the integration of operations in Denmark and Sweden which led to a loss of sales people and customers. Notwithstanding, these problems, two of the largest subsidiaries, Norway and Metrologie France actually managed to show a growth in revenues during this tumultuous period.

         Gross margins for this period declined by nearly one full point (14% decline in the

----------------
         (17) Overview of IT Distribution Channels in Western Europe: Country Reviews and Channel Outlook, 1997-2003 by Brian Pearce, published October 1998.
Also: "From Traditional IT Distribution Channels to eChannels in Western Europe 1999-2000" by Brian Pearce, published March 2000.

                                                       Case No. 00-12731-BKC-RAM

margin rate). Specific factors drove the decline: 1) the pressure to keep revenue flow at any cost, since revenue was directly related to short-term cash flow through factoring arrangements; 2) the loss of "extra" margin opportunities available from vendors to reward growth in specific product categories and quarter-end buy-in due to cash pressures; 3) reduced availability of private label products, which tend to be higher margin, since these manufacturers typically operate on a cash basis; 4) loss of cash discount for those subsidiaries unable to make timely payments; 5) a loss of focus by management on the day-to-day battle to maintain margins due to extreme credit pressures.

         Operating expense shows a decline during this period, but the decline was not fast enough to make up for the loss of revenue, resulting in a higher operating expense as a percentage of sales. Furthermore, operating expense was affected by restructuring charges related to cost reduction and integration efforts. In addition, CHS' interest expense increased considerably as a percentage of sales as a result of penalty interest rates, fees, etc. related to technical defaults of credit lines or simply the higher risk inherent in the situation.

         The resulting profitability from the above factors was disappointing, with a decline of over $30 million in net profit and a loss for 1999 of 0.7% of sales. CHS believes the primary force behind the dramatic shift in CHS' fortunes was the catastrophic loss in credit.

                                                       Case No. 00-12731-BKC-RAM

                  b.      Q1-99 VS Q1-00 WITH RESPECT TO THE EUROPEAN ASSETS(18)

         Comparing the first quarter of 1999 to the first quarter of 2000, the striking difference is the significant decline in sales, 35% overall. Exchange rate movements can explain part of this. According to Europa, during the first quarter of this year, the Euro had declined against the dollar by about 12% compared to the same period in 1999. However, most of the decline in sales can be attributed to the loss of credit and the consequent detrimental effects on inventory. For most of the first quarter of 1999, trade credit was at normal levels. Following CHS's announcement of possible rebate problems in February 1999 and a restatement of earnings in March 1999, trade credit began to be reduced. By the end of the first quarter of 1999, payable days had declined to 28 (compared to 41 days at the end of 1998). According to Europa, by the end of the first quarter of this year, trade credit had declined to 20 days. The actual decline in dollar terms was significantly worse, with a 53% decline in payables from March 31, 1999 to March 31 2000. This equates to a cash withdrawal from these businesses of over $80 million by trade creditors. Europa reported that by the end of March 2000, inventory fell to half the level it was in March 1999.

----------------
         (18) The majority of the information in this section concerning the European Assets' performance in the year 2000 was prepared for an provided to the Debtor by Mark Keough, a principal of Europa, the proposed purchaser of the European Assets. The Debtor's Acting CFO, Burt Emmer verified the trade credit pressure and lack of inventory through discussions with management in Europe after the Petition Date when he visited several of the subsidiaries' facilities. Mr. Emmer's trip to Europe was investigative. He did not attempt to market the European Assets. Rather, any inquiries from parties regarding the purchase of some or all the assets were directed to the respective committees. Mr. Emmer declined to allow PriceWaterhouse Coopers to accompany him on his trip to Europe. The Trade Committee questions the foregoing findings and conclusions with respect to Mr. Emmer's trip to Europe.

                                                       Case No. 00-12731-BKC-RAM

         The decline in sales was particularly noticeable in Scandinavia and CHS France. Metrologie managed to stay even in Euro terms, but declined by 12% in dollar terms. Eastern Europe generally did better, with several countries, including the Baltic States, showing growth over this period despite the credit pressures. The decline in Scandinavia was also impacted by overall market declines when government-subsidized PC purchase programs came to an end.

         Europa reported that gross margin rate declined by a full point (-17%) from the first quarter of 1999 to the first quarter of 2000. Management believes that this decline is primarily attributable to the dynamics caused by reduced credit, i.e. less efficient purchasing, sell-off of old inventory at a discount, loss of rebates and loss of private label products.

         The decline in operating expense (-9%) was insufficient to avoid a significant decline in operating profits. Many of the key expenses are relatively fixed, for example systems and logistics centers. Europa reported that despite an improvement in interest and other expense, net income was severely affected by the loss in sales volume with a decline of nearly 200%.

         In terms of the capital structure, the equity of the combined subsidiaries is significantly weakened by the losses incurred during the remainder of 1999 through the first quarter of 2000. Availability of credit lines from short-term lending facilities also declined by $50 million, though interest expense improved and the debt to equity ratio was reduced from 1.91 to 1.67.

         In summary, CHS' credit crisis began by late in the first quarter of 1999, though not early enough in the quarter to dampen sales performance. By the first quarter of 2000, the credit crisis was in full swing, and worsening. The impact on sales volume, inventory and payable levels has been devastating, though the equity base of the combined European subsidiaries is still largely

                                                       Case No. 00-12731-BKC-RAM

intact.

         2.       MANAGEMENT AGREEMENT

         By December, 1999, CHS' relationships with vendors and its subsidiaries was severely damaged. CHS' subsidiaries had stopped virtually all required reporting of finances to CHS and further, ceased making payments owed to CHS. Vendors and lenders tightened credit terms to the subsidiaries to the extent that continuing operations at the local subsidiary level became increasingly difficult.

         In an attempt to distance CHS from its subsidiaries' operations and restore good will and vendor/lender relationships, CHS turned over management of substantially all of its European subsidiaries' operations to Journey Holdings, Ltd., a Gibraltar company ("Journey") n/k/a Europa. Europa f/n/a Journey, is owned by Mark Keough, the former Chief Operating Officer of CHS from July 15, 1999 through December 14, 1999. Journey was constituted on December 13, 1999. On December 14, 1999, CHS and Journey entered into a management contract for the purpose of engaging Journey to manage these European subsidiaries (the "Management Contract"), a copy of which was filed with the Securities and Exchange Commission.(19) The Management Contract provides for the payment of $100.00 per year by CHS to Europa as compensation. Europa also charges the subsidiaries fees in connection with its management of their affairs pursuant to the same terms as management fees were formerly paid to CHS prior to

----------------
         (19) Simultaneous to the Management Contract, CHS entered into an Exchange Agreement whereby Journey would acquire substantially all of the European subsidiaries of CHS, which agreement was also filed with the SEC and is described in more detail in Section C of the Disclosure Statement. Journey's interest in the Exchange Agreement and the Management Contract were assigned to EuropaIT ApS ("Europa"), a Danish Company, in mid-February 2000.

                                                       Case No. 00-12731-BKC-RAM

the Management Contract. Since December 1999, Europa has invoiced the subsidiaries comprising the European Assets for management related fees approximately $534,750 and collected from these subsidiaries approximately $103,834.50, to date of which approximately $47,000 is disputed by the Norwegian subsidiary. A copy of the Management Contract is attached as EXHIBIT "12" to this Disclosure Statement.

         According to Europa, financial reporting by the European subsidiaries only recently began again. To the extent financial reports regarding the European Assets are available, Europa claims they have been provided to the Debtor by Europa. See Composite Exhibits "3" and "4" attached to this Disclosure Statement.

C.       EVENTS LEADING TO CHAPTER 11 FILING

         CHS' business suffered serious deterioration from April 1, 1999 through the Petition Date due to a number of factors, including (1) a reduction of incentive programs by vendors, such as price protection, volume rebates and inventory protection rebates which caused reduction in CHS' gross margins; (2) the industry trend by manufacturers to increase direct sales and eliminate wholesale distributors for their products; and (3) the reduction in the amount of credit extended to CHS by vendors and third party vendors.

         In early 1999, CHS discovered discrepancies related to the amount of vendor incentives recorded in the last three quarters of 1998. In coordination with its independent auditors (Grant Thornton) and an investigation by outside attorneys (Greenberg Traurig), CHS found that vendor rebates were overstated in the second, third and fourth quarters of 1998. Some of the fourth quarter rebates were supported with invalid documentation. All of the overstated rebates were

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                                                       Case No. 00-12731-BKC-RAM

reversed and CHS restated its results for the second and third quarters of 1998. As a result of this rebate issue, the senior executive officer responsible for CHS' European operations resigned.(20) This information was made public and CHS was severely impacted.

         3.       CHS' DOWNSIZED OPERATIONS

         On May 1, 1999 CHS implemented a restructuring plan with the goal of reducing future operating costs. The restructuring resulted in the writing-off of certain assets, a reduction in the number of employees and the closure of redundant warehouses. The restructuring plan was implemented through 1999. As of September 30, 1999, approximately $8.0 million was accrued for restructuring costs and this amount was included in accrued liabilities.

         4.       CHS SOLD ASSETS, RETURNED INTERESTS AND RECEIVERSHIPS

         In 1999 and 2000, certain CHS subsidiaries' which had been acquired were returned to the former owners, others were sold and certain other subsidiaries were placed in receivership or voluntary creditor protection proceedings. To the extent that these events took place prior to September 1999, CHS determined that goodwill, to the extent of losses to be incurred with respect to these subsidiaries, was impaired and, accordingly, wrote off such amounts as of September 30, 1999.

----------------
         (20) The Debtor issued a press release on March 22, 1999, which stated that as a consequence of the rebate issue, a senior executive officer of CHS resigned . The officer was Pasguale Giordano. In connection with his resignation he was paid $350,000 by CHS. Additionally, a SEC investigation of the financial reporting practices of CHS was initiated in the second quarter of 1999. Presently, the investigation is inactive.

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                                                       Case No. 00-12731-BKC-RAM

                  a.       ASSETS SOLD(21)

         In September 1999, CHS completed the sale of a non-core business that distributes Sun Microsystems products in Germany, Austria, Denmark, and Sweden to UBS Capital, the private equity division of UBS AG. Under the terms of the agreement, the business was sold for approximately $49.0 million. CHS owned approximately 75% of this business and received approximately $36.7 million from the sale. CHS realized a pre-tax gain of approximately $32.7 million from the sale. Proceeds from the sale were placed in escrow and classified as restricted cash as of September 30, 1999. The proceeds were released in early October 1999 and were used for debt repayment (IBMCC) and working capital purposes ($1 million). The business generated sales of approximately $81.7 million and net losses of $1.1 million for 1999 through the date of sale.(22)

         On November 10, 1999, CHS completed the sale of a 60% interest in its subsidiary in Poland for $2 million. CHS retained a 40% interest in the former subsidiary. During the nine

----------------
         (21) For the most part, the discussion regarding assets if the Debtor which were sold pre- petition Date was derived from the January 2000 proxy statement which was filed with the SEC. Additionally, information for this section was derived from current management and documents regarding the transactions were obtained from the Debtor's pre-Petition Date Counsel, Shutts & Bowen.

         (22) All payments disclosed herein or any transfers of assets of the Debtor may be recoverable as preferential transfers, or as fraudulent conveyances. The Trade and Noteholders Committee reserve their respective rights to investigate any and all transactions between the Debtor and former management and other third parties. Furthermore, the Trade Committee expects to investigate all of the historical transactions of the Debtor and that the terms, discoveries and positions taken by the Debtor in this Disclosure Statement are not intended to be, and shall not bind, any other party in interest, including the Estate with respect to any future claims, arising from, or relating to any of these transactions.

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                                                       Case No. 00-12731-BKC-RAM

months ended September 30, 1999, the revenues attributed to this subsidiary were $89.6 million. No gain or loss was attributed to this transaction. Subsequently, in March 2000, CHS sold its remaining 40% in the subsidiary and received $1,300,000.

         In November, 1999, the former owners of Kventa Kft., the parent company of CHS Hungary, acquired 2% of Kventa Kft. from CHS and CHS retained a 49% interest in the subsidiary. CHS received $445,000 as a result of this transaction. CHS has an option to buy back the 2% interest until December 2000 for $445,000. In June 2000 the Kventa Kft. majority interest sold CHS Hungary to another corporation which is owned by the principals of the Kventa Kft. majority interest. CHS considers this transfer to be an illegal transaction and subject to reversal and/or a claim for damages (the "Kventa claim").

         On November 18, 1999, CHS completed the sale of CHS Switzerland to Actebeis, a competing distribution company. CHS received net proceeds from the sale of approximately $5.3 million, $4.7 million of which was paid directly to IBMCC.

         In August 1997, CHS acquired a group of companies known as the "Karma Group" which was a network of computer component distributors with operations in Europe, the Middle East and Asia. For the nine months ended September 30, 1999, the Karma Group contributed $506 million to the consolidated revenues of CHS and was responsible for $4.7 million of the consolidated net losses of CHS. In November 1999, the managing director of Karma International, S.a.r.l. ("Karma International"), a Luxembourg company which directly or indirectly owned substantially all of the Karma Group, caused Karma International to transfer ownership of 10 Karma Group companies and their subsidiaries (Germany, Benelux, Swiss,

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                                                       Case No. 00-12731-BKC-RAM

Czech, Portuguese, Italian, Austrian, Turkish, Greek and Belgian) to Austin Commercial Enterprises, Ltd. (unaffiliated with CHS). The transferred Karma companies accounted for substantially all of the revenue of the Karma Group. The transfer of these Karma companies was done without the knowledge or consent of CHS' board of directors or the shareholders of Karma International. Karma International was credited with $4.7 million from this transfer, which amount was used to retire indebtedness of the Karma Group guaranteed by Karma International. CHS believes that it has a cause of action against those parties responsible for this transaction, which cause of action may have value (the "Karma Action").

         In February, 2000 CHS' subsidiaries, CHS Finland and Karma Finland were transferred to the former owner and manager of CHS Finland. This sale was forced by the withdrawal of secured lending facilities following the mass resignation of Finland's management, which resignations were announced on December 17, 1999. CHS received $1.3 million and $200,000 respectively for this transaction. In connection with this transaction, CHS recently learned that approximately $100,000 of CHS' money is being held in an escrow account (the "CHS Finland Escrow"). CHS is attempting to secure the release of the CHS Finland Escrow. Europa, a successor company to Journey was paid $250,000 in connection with the transaction.(23)

         In March 2000, CHS transferred its rights to use a corporate jet to Bombadier Aerospace in exchange for the payment of $293,872. In April 2000, CHS transferred its rights to use a

----------------
         (23) The $250,000 paid to Europa was, in part, compensation akin to a commission to Europa for assisting CHS to preserve the value of CHS Finland and negotiating the sales transactions (keeping the company operating and intact after local management had abandoned the company).

                                      -29-
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                                                       Case No. 00-12731-BKC-RAM

second corporate jet to Claudio Osorio in exchange for Mr. Osorio's payment to CHS of $454,529 and the payment of liabilities owed by CHS connected with the corporate jet of $74,378.(24) In April 2000, CHS sold significantly all of its office equipment and furniture to Miami Worldwide Partners(25) in exchange for the payment of $60,000.

                  b. ASSETS RETURNED TO FORMER OWNERS THROUGH REVERSALS OF ACQUISITIONS AND EARN-OUT AGREEMENTS

         As of September 30, 1999, CHS owed approximately $275.3 million to the sellers of certain businesses that CHS had purchased. CHS commenced a program designed to eliminate such amounts owed by disposing of all or a portion of CHS' interests in those operations.

         Memory Set was a subsidiary of CHS operating in Spain. CHS entered into an agreement to purchase Memory Set in July 1998. Subsequently, a default occurred under the purchase agreement because CHS had not paid the balance of the purchase price of approximately $74.4 million. CHS did not cure the default. In October 1999, CHS agreed to submit to arbitration the issue of the portion of Memory Set that CHS would retain as a result of the cancellation of CHS' purchase agreement for Memory Set. Recently, CHS received a document concerning the arbitration and which may contain the ruling. However, the document is in Spanish and CHS has not received a translation. During the nine months ended September 30, 1999, this subsidiary contributed $139.4 million in revenue. The loss on the disposition was $19.9 million.

----------------
         (24) Burt Emmer, on behalf of CHS determined the sales price by procuring comparables from Bombadier. CHS did not otherwise "market" the sale of the jet.

         (25) Claudio Osorio has an interest in Miami Worldwide Partners. Burt Emmer, on behalf of CHS determined the sales price for the personal property by researching comparables. CHS did not otherwise "market" the sale of the personal property.

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                                                       Case No. 00-12731-BKC-RAM

         On October 4, 1999, CHS conveyed 80% of the shares of Arena Bilgisayer Sanayi Ve Ticaret A.S. and Armada Bilfisayer A.S., CHS' subsidiaries operating in Turkey, to the original owners of those companies in exchange for a release of CHS' obligation to pay them the balance of the purchase price for those subsidiaries of approximately $46.0 million. The sellers granted back to CHS an option to reacquire those interests at any time prior to the earlier of October 4, 2000 or a 60-day period beginning after CHS receives new cash investments of $200 million or more. During the nine months ended September 30, 1999, these subsidiaries contributed $115.3 million in revenues. The loss on the disposition of this asset was $21.1 million which includes approximately $2.2 million of amounts due from the former subsidiary to CHS that will not be realized.

         CHS conveyed all of CHS's interest in ARC Espana Cartera, S.A., another of CHS' subsidiaries operating in Spain, to the original owners in exchange for a release of CHS' obligation to pay them the balance of the purchase price of approximately $29.3 million. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary was approximately $67.2 million. CHS realized a loss on the sale of this subsidiary of $7.0 million, which included a fee of approximately $3.9 million to be paid to the original owners of the subsidiary.

         On October 20, 1999, CHS amended the terms of its purchase agreements for International Corporation Services, Ltd. and related companies, subsidiaries operating in seven locations in Latin America. Under the amendment, CHS conveyed an aggregate 77.83% interest in these companies to the original owners in exchange for a release of CHS' obligation to pay

                                                       Case No. 00-12731-BKC-RAM

them the balance of the purchase price of approximately $49.8 million. In addition, the original owners granted CHS an option to repurchase the 77.83% interest for a total purchase price of $55.0 million any time before the earlier of (1) October 20, 2000 or (2) 60 days after CHS received new cash investment of $200 million or more. CHS also granted the original owners an option to purchase the 22.17% interest that CHS retained in these companies for a total purchase price of $15.6 million at any time that CHS's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to these subsidiaries totaled approximately $180.4 million. The loss on the transfer was $8.6 million. Thereafter, in March 2000, 22.17% of the International Corporation Services subsidiary ("Intcomex"), which operates in seven Latin American countries, was returned to sellers, Michael Shalom, Anthony Shalom, and Esther Shalom in exchange for forgiveness of approximately $4.8 million owed to sellers and $3.5 million, of which $1.3 million remains outstanding as of June 6, 2000 (the "Intcomex obligation").(26) The value of the percentage of the subsidiary is unknown, however, CHS' investment in the 22.17% returned as of September 30, 1999 was estimated to be approximately $5.6 million.

         On October 20, 1999, CHS amended the terms of its purchase agreement for Cornejo Informatica, S.A. ("Cornejo"), another subsidiary operating in Latin America. Under the amendment, CHS conveyed an 86.55% interest in Cornejo to the original owners in exchange for

----------------
         (26) Intcomex has been making timely payments to CHS pursuant to the terms of its promissory note with the Debtor. However, Intcomex has indicated to the Debtor that it may have the right to a set off against the amount due to the Debtor. At this juncture, Intcomex has not raised its right of set off, if any, in the Debtor's bankruptcy proceeding.

                                      -32-
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                                                       Case No. 00-12731-BKC-RAM

a release of it obligation to pay them the balance of the purchase price of approximately $13.0 million. In addition, the original owners granted CHS an option to repurchase the 86.55% interest for a total purchase price of approximately $2.0 million at any time before the earlier of (1) October 20, 2000 or (2) 60 days after CHS receives a new cash investment of $200 million or more. CHS also granted the original owners the option to purchase the 13.45% interest that was retained in Cornejo by CHS for a total purchase price of approximately $2.0 million at any time that CHS's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to Cornejo by CHS totaled approximately $33.0 million. The estimated loss on the transfer was $1.9 million.

         On October 27, 1999, CHS conveyed its interest in Brightstar Corp., a subsidiary based in the United States, to the original owner in exchange for a release of its obligation to pay the balance of the purchase price of approximately $1.3 million. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $94.1 million. CHS realized a loss of $3.2 million the sale of this subsidiary.

         On October 31, 1999, CHS rescinded the purchase agreement with MicroInformatica Corp. CHS had previously paid cash of $3.2 million and issued 6,314,899 shares of CHS with a value of $20.3 million in settlement of the acquisition of MicroInformatica Corp. The rescission agreement provided for the return of the cash (offset against intercompanies) and shares in exchange for CHS returning ownership of MicroInformatica Corp. to its original owners. The approximate amount of MicroInformatica's obligation to CHS as of the Petition Date was $850,000, payable on or before October 2000 (the "MicroInformatica Obligation"). During the

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                                                       Case No. 00-12731-BKC-RAM

nine months ended September 30, 1999, the revenue attributed to this subsidiary were $111.7 million.

         On November 22, 1999, CHS conveyed its interest in CHS Aptec, a subsidiary based in the Middle East, to the original owner in exchange for the forgiveness of approximately $2.6 million owed by CHS to the sellers. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be $4 million.

         On December 2, 1999, the Acron subsidiary in Buenos Aires, Argentina, was returned to sellers, Fabian Dido Sherman, Alexandra Perez Dutch, Gustav Guillermo Geldart, and Hugo Sergio Lombardo in exchange for the return of approximately $2 million previously paid. The Acron subsidiary paid the $2 million to CHS over a period of time. As of June 6, 2000, the Acron subsidiary owed CHS $62,500.00 (the "Acron Obligation"). The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $3.5 million.

         On December 9, 1999, CHS Brazil, CHS Promark Colombia, CHS Promark Uruguay, CHS Latin America and CHS Mexico were transferred to a newly formed company, DistributionTech.com, Ltd. a/k/a e-LatinCo.com ("DistributionTech.com"), for a total purchase price of $23.5 million, including cash of $2 million, a promissory note for $16,235,809 and DistributionTech.com's assumption of certain liabilities. Under the terms of the agreement, CHS received a 49% interest in DistributionTech.com. Recently, CHS received information that DistributionTech.com is in negotiations to sell CHS Latin America to a newly formed entity, DistributionTech, Inc., a Florida corporation which CHS understands may then sell CHS Latin

                                      -34-
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                                                       Case No. 00-12731-BKC-RAM

America to an undisclosed third party. CHS understands that the purchase price will be the assumption of CHS Latin America's debt. CHS is a minority shareholder and as such, may not be able to prevent the transfers from occurring. Furthermore, CHS has two (2) board seats which are vacant as a result of Claudio Osorio and Antonio Boccalandro resigning their board seats. As of the Petition Date, DistributionTech.com has not made any payments to CHS on the promissory note obligation (the "DistributionTech.com obligation"). During the nine months ended September 30, 1999, the operations generated sales of $456 million and had a net loss of $1.8 million. The Debtor believes that DistributionTech.com may be a distressed company and therefore, the Debtor cannot make any representations regarding the collectibility of the DistributionTech.com obligation of the value of the estate's interest in the company.(27)

         On December 17, 1999, CHS conveyed its 65% interest in Ledakon Ltda., a subsidiary based in Colombia, South America, to the original owner in exchange for a release of its obligation to pay the balance of the purchase price of approximately $582 thousand and the return of 211,417 of CHS' shares previously issued. The shares were valued at approximately $300 thousand at the date of return to CHS. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary were approximately $6.8 million. CHS realized a loss of approximately $1.5 million on the sale of this subsidiary in the fourth quarter of 1999.

         As a result of CHS being in default on $42.4 million of the purchase price owed for the acquisition of SiS Distribution Limited, a subsidiary based in Asia ("SiS Hong Kong"), the

----------------
         (27) Current management had no role in the Distributiontech.com transaction. The transaction was negotiated and consummated by Claudio Osorio and Antonio Boccalandro.

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                                                       Case No. 00-12731-BKC-RAM

original owners declared CHS in default of the purchase agreement in December 1999 and obtained a judgment for the return of the shares of SiS Distribution Limited out of escrow (the "SiS Hong Kong Action"). Although CHS realized a loss of approximately $36.6 million on the possible return of this subsidiary in the fourth quarter of 1999, the return of the subsidiary is still disputed and CHS is pursuing recovery of all or some of its cash investment of $29 million (the "SiS Hong Kong Action"). During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $296.8 million.

         On February 10, 2000, CHS' Nexsys subsidiary in Bogata, Colombia, was returned to sellers, Gilbert Chalem, Samuel Burzstyn, Diana Perez, Dallyz Montenegro and Sandra Horowitz in exchange for the return of 245,911 shares of CHS previously issued with a value of $1.3 million at issuance and forgiveness of amounts owned to sellers of $520,000. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $1.5 million.

         On February 25, 2000, CHS's Slovenia subsidiary was returned to seller, Borut Rismal for forgiveness of approximately $1.1 million owed to seller. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $1.5 million.

         In March, 2000, the Raphael Informatica subsidiary was returned to sellers, Marino Arzilli, Claudio Antoniotto, Aldo Mei, and Vittorio Carones in exchange for the forgiveness of approximately $12 million owed to sellers. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately

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                                                       Case No. 00-12731-BKC-RAM

$13.7 million.

                  c.       RECEIVERSHIPS

         Numerous CHS subsidiaries were placed in receiverships or voluntary creditor protection proceedings as reflected in EXHIBIT "5" attached to the Disclosure Statement. The filings were necessitated by continuing losses in the subsidiaries operations due to competitive industry conditions in the regions, restricted credit from their vendors and the inability to remedy events of default under their credit facilities.(28) CHS had guaranteed the debt owed to creditors of most of these subsidiaries.

                  d.       OTHER ASSET DISPOSITIONS

         In March 2000 CHS paid $500,000 to the Dutch Tax authorities to settle a tax claim of unpaid value added taxes (VAT)in excess of $5 million against CHS Logistics Service B.V. The payment was made to protect this subsidiary's assets. CHS Logistics Services B.V. had no operations at the time the taxes were paid. The Dutch tax authorities were threatening to file bankruptcy against the Company as were the Company's Creditors. The tax payment was made in response to this threat.(29) Payments of approximately $250,000 to Network Associates

----------------
         (28) In Belgium, certain Belgian banks who were also creditors of CHS Finance took action to block the accounts of the Belgian subsidiary because CHS Benelux had co-signed certain CHS finance loans that were then in default.

         (29) The Debtor's initial Disclosure Statement and Plan of Reorganization contemplated that a Reorganized CHS would emerge as an e-commerce company post-Petition Date. In connection with the CHS Logistics' facilities as the company's foreign base of operations. In this regards it was necessary to prevent CHS logistics from going into bankruptcy. Claudio Osorio (perhaps other former management) was relieved of personal liability for the taxes owed to the Dutch taxing authority as a result of this settlement.

                                                       Case No. 00-12731-BKC-RAM

(vendor) and Delagelandan (landlord) were also made by CHS during this period (the "CHS Logistics Payments"). Neither Mark Keough nor Europa had any involvement with these payments. International High Tech Marketing, Inc. ("International High Tech") during the investigation by the United States Department of Commerce and the United States Department of Justice of alleged violations of U.S. export laws. At the time the Firm was retained, the government was seeking a corporate plea to criminal violations of the export laws by the Debtor and International High Tech and was seeking a fine against the Debtor of up to $250 million. An indictment by the government against the Debtor and International High Tech and the government's attempt to impose such a massive fine would have harmed the Debtor's efforts to negotiate a sale of its remaining operating subsidiaries and propose a plan for the distribution of the proceeds of the sale to the Debtor's creditors. The Firm negotiated a plea agreement with the government that resolved the investigation and avoided an indictment of the Debtor . The plea agreement provided that International High Tech plead guilty to five (5) charges of delivering computer equipment to Libya and Sudan and undervaluing computer sales and pay a fine of $250,000 plus a special assessment were paid from the Debtor's funds on March 27, 2000. There was no liability funding against the Debtor nor any admission of guilt by the Debtor.

         5.       THE EXCHANGE AGREEMENT

         On December 13, 1999 CHS entered into an Exchange Agreement (the "Exchange Agreement") with Journey, a predecessor organization of Europa, whereby it agreed to sell to Journey virtually all of its operating subsidiaries in Europe in exchange for Journey's assumption

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                                                       Case No. 00-12731-BKC-RAM

of CHS debt, a cash payment of $11 million and issuance of stock to CHS in Europa.(30) The Exchange Agreement also provided for a cash payment and issuance of securities by Europa to certain creditors of CHS. A copy of the Exchange Agreement was filed with the Securities and Exchange Commission (the "SEC") by CHS as an exhibit to CHS' proposed Shareholders Proxy on January 7, 2000 (the "Proxy Statement"). The Exchange Agreement is attached as an Exhibit to the Plan.

         The terms of the Exchange Agreement contemplated, among other things, that CHS' 28% interest in CHS France S.A. and its 100% interest in CHS Czechia S.r.o. and Karma International S.a.r.l. would be transferred by Drake, S.a.r.l. to Europa. Drake is a wholly owned subsidiary of CHS. The parties to the Exchange Agreement intended that CHS' interest in the European subsidiaries being purchased by Europa would be transferred, one at a time, into a single entity and then that entity would cause its interests in the subsidiaries to be transferred to Europa. Drake Point, S.a.r.l. ("Drake") was the entity created for that purpose. Drake is a company organized under the laws of Luxembourg. Pursuant to a Share Purchase Agreement dated January 13, 2000, CHS Logistic Services B.V. ("CHS Logistic") transferred its shares of Karma International S.a.r.l., CHS France S.A. and CHS Czechia s.r.o. (collectively, the "Companies") to Drake (the "Drake Agreement"). The consideration for the transfer of CHS

----------------
         (30) At the time the Exchange Agreement was being negotiated between Europa, through its principal, Mark Keough, Mr. Keough was an officer of the Debtor. The Exchange Agreement was a management buyout. CHS' management (other than Keough) negotiated the terms of the Exchange Agreement with Europa. CHS was represented by U.S. counsel and consulted with foreign counsel regarding the terms of the Exchange Agreement.

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

                                                       Case No. 00-12731-BKC-RAM

Logistics' shares in the Companies was $5,000 at the time of the transfer and an additional amount to be paid by Drake to CHS Logistic from the proceeds allocated to the shares of the Companies derived by CHS from the sale of the European subsidiaries as contemplated by the Exchange Agreement. In April 2000, CHS Logistic was forced into bankruptcy. The Exchange Agreement was not completed and Europa, a subsidiary of Journey Holdings, Ltd. ("Journey"), entered into the Stock Purchase Agreement which amended and replaced the Exchange Agreement. In order to effectuate the transfer of the European Assets (including the shares in the Companies) to Europa pursuant to the Plan, the consideration owed to CHS Logistic will be paid. The Debtor values Drake's interest in the subsidiaries to be between $3 to 5 million. The sale by Drake to CHS Logistic of the shares of the Companies and the valuations given to the shares of the Companies in the Stock Purchase Agreement may be challenged by the CHS Logistic receiver. Furthermore, the Drake Agreement specifies that the portion of the consideration that is received by the Debtor in the Stock Purchase Agreement must be allocated to the value of the Shares of the Companies as established by an independent third party. The Debtor will be initiating efforts to effectuate the transfer of the shares of the Companies to Europa with the assistance of local Dutch counsel.

         The Exchange Agreement was entered into as a result of approximately two months of negotiation among CHS, an informal Committee of Senior Subordinated Noteholders (the "Noteholders") represented by Alliance Capital Management, and Mark Keough, on behalf of the European management team. The parties agreed that separating the European subsidiaries from CHS offered the best hope for these assets in light of the severe credit restrictions imposed on

                                                       Case No. 00-12731-BKC-RAM

CHS and all of its subsidiaries as a result of the companies financial deterioration. Furthermore, CHS, the Noteholders and Journey n/k/a Europa believed that a viable European-scale business would provide better value to creditors than a slow liquidation of the European assets.

         At the time the Exchange Agreement was signed, the European subsidiaries represented substantially all of the assets of CHS. Under Florida law, the transaction required a shareholder vote. Therefore, in accordance with the agreement, CHS submitted a Proxy Statement for approval by the SEC on January 7, 2000. Also, as contemplated by the Exchange Agreement, Mr. Keough formed a new European entity to serve as the parent company for the European subsidiaries: EuropaIT ApS, a Danish corporation. Journey's rights to the December Exchange Agreement and Management Contract were assigned to Europa in mid-February 2000.

         6.       THE LETTER AGREEMENT

         By late February 2000, it became apparent that the contemplated transaction had met several roadblocks: 1) the SEC had extensive comments on the proposed Proxy Statement, including a requirement to submit audited financial statements for 1999 (CHS did not believe the audited statements could be completed in a timely fashion); 2) several key assets, to be included in the deal, were either sold, filed for bankruptcy, or were involved in ownership disputes; 3) key trade creditors were not receptive to the proposed financial structure in the Exchange Agreement, particularly the resulting debt to equity ratios; 4) due to the fragile financial condition of CHS there were significant legal risks to a transaction that did not address the concerns of all creditors.

         As a result of these problems, in March 2000 a decision was made to change the terms of the Exchange Agreement to create a financial structure capable of attracting trade credit, reduce

                                      -41-
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                                                       Case No. 00-12731-BKC-RAM

the transaction price to reflect the lost assets and proceed with the transaction as part of a voluntary bankruptcy reorganization by CHS under Chapter 11. Furthermore, discussions with certain large guarantee-holders were initiated in an effort to broaden creditor participation in the process, including IBM, Seagate, and Computer Associates. A letter agreement (the "Letter Agreement") was drafted in anticipation of the Chapter 11 process to encourage a fast-track procedure (a copy of the Letter Agreement is attached as Exhibit "A" to the Plan).(31) A rapid resolution of a bankruptcy proceeding was critical in view of the continuing deterioration of the assets. Several creditors signed the Letter Agreement to signal their support for the transaction, including IBM, Microsoft, Computer Associates, and approximately 80% of the face value of the Noteholders. One other significant creditor, Seagate was involved in an initial discussion of the Letter Agreement and informed of the progress of discussions, but declined to sign the agreement.

D.       PRE-PETITION LITIGATION

         In March 1999, a purported class action complaint was filed against CHS alleging that CHS and certain of its officers violated federal securities laws in connection with financial reporting and disclosure. The suit further alleged that CHS issued false and misleading financial reports, participated in insider trading and disclosed to the class plaintiffs misleading information regarding the success of the company's operations. The suit purported to be on behalf of those

----------------
         (31) The Letter Agreement obligated CHS to pay certain attorneys fees and expenses: the Noteholders' counsel, Cadwalder, Wickersham and Taft was paid $100,000 and Europa was paid $125,000 for the costs of due diligence and related fees and expenses. The Trade Committee reserves its right, if any, to investigate and challenge all pre-Petition Date transfers of the Debtor, including the transfers to counsel for Europa and counsel for the Noteholders Committee.

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                                                       Case No. 00-12731-BKC-RAM

who purchased CHS common stock during certain time frames. The class action case is styled IN RE: CHS ELECTRONICS, INC. SECURITIES LITIGATION pending as Case No. 99-8186-CIV-Gold/Simonton in the United States District Court for the Southern District of Florida, Miami Division.

         Other litigation pending against CHS as of Petition Date is reflected on EXHIBIT "10" attached to the Disclosure Statement.

                                   SECTION III
                     SUMMARY OF THE DEBTOR'S BANKRUPTCY CASE

A.       POST-PETITION FINANCIAL/OPERATIONS

         CHS' operations were dramatically scaled back commencing pre-Petition Date and continuing after the company filed for bankruptcy protection.

         Europa f/n/a Journey continues to manage the European subsidiaries with general the same level of supervision which CHS maintained when it managed its subsidiaries.(32) Financial reporting by the subsidiaries is erratic. To the extent that the subsidiaries are reporting to Europa regarding their operations, the results of such operations are in the exhibits attached to the disclosure statement.

         CHS in Miami continues to manage CHS' assets other than the European subsidiaries, however activity is limited to pursuing collection of Accounts Receivables, identifying and marshaling assets, procuring possible purchasers for the Excluded Assets,(33) reviewing claims,

----------------
         (32) See generally, Section II of the Disclosure Statement.

         (33) Current management has been approached by parties who may be interested in purchasing assets of the Debtor. All such inquiries have been directed to the Trade and Noteholders

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                                                       Case No. 00-12731-BKC-RAM

participation in the negotiations for the sale of the European Assets to Europa and compiling information for the Disclosure Statement, bankruptcy schedules and the respective creditors' committees and their counsel. CHS' Miami operation has moved to a significantly smaller office space with three employees.(34) Expenses of operation are approximately $65,000 per month which includes administrative expenses, rent, compensation to employees and costs related to the bankruptcy proceeding.

B.       SIGNIFICANT EVENTS DURING CHAPTER 11 CASE

         Since the Petition Date, the Debtor has remained in possession of its assets and in control of its operations as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been sought or appointed in the Debtor's Case. The following is a summary of significant events which have occurred since the Petition Date.

         1. Appointment of Official Committee of Creditors Holding Unsecured Claims and COMMITTEE OF NOTEHOLDERS

         The Official Committee of Creditors Holding Unsecured Claims (the "Trade Committee") and the Official Committee of Noteholders (the "Noteholders Committee") were formed pursuant to an Appointment issued by the Office of the United States Trustee on April 19, 2000. Both committees have taken active roles in the Case and have been and continue to be

----------------
Committees, as agreed to between CHS and the committees. Current management is not actively marketing for sale any of the Debtor's assets. However, the Debtor understands that the Trade Committee and its consultant, PWC recently began marketing the Debtor's Assets, including the European Assets to potential bidders.

         (34) See also, Section II(A)(2) of the Disclosure Statement for information regarding the nature of the Debtor's post-Petition Date operations.

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                                                       Case No. 00-12731-BKC-RAM

instrumental in attempting to achieve a favorable outcome for creditors.

         2.       FAST TRACK PLAN AND DISCLOSURE STATEMENT

         The sale to Europa includes the Debtor's interest in eighteen operating European subsidiaries. The Debtor's European subsidiaries was negatively impacted by the Debtor's bankruptcy filing. Credit terms previously extended by vendors to the Debtor's European subsidiaries were terminated or severely limited. As a result, Europa requested that the sale of these assets occur by June 30, 1999. CHS requested that the Court schedule an early hearing on approval of the Disclosure Statement and Plan of Reorganization. The Court granted CHS' motion and scheduled the hearing on approval of the Disclosure Statement for June 23, 2000.(35) If the Disclosure Statement is approved by the Court, the confirmation hearing will be heard commencing July 26, 2000.

         3.       EARLY CLAIMS BAR DATE

         In connection with the confirmation of the Plan, the Debtor needs to know and establish the extent and magnitude of claims asserted against the Debtor's estate. Therefore, CHS requested that the Court fix a claims bar date for a date prior to confirmation. Upon motion by the Debtor, the Court fixed the deadline for filing proofs of Claims for May 31, 2000.

         CHS has begun analyzing the 256 Claims filed. CHS is requesting substantiating documentation for numerous claims and providing the holders of those Claims to provide the documentation within seven (7) days of the date of the letter. For those Claims with

----------------
         (35) The hearing on approval of the Debtor's initial Disclosure Statement was scheduled for June 8, 2000.

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                                                       Case No. 00-12731-BKC-RAM

substantiating documentation, CHS is reviewing the Claims to determine their validity. The Debtor may file objections to Claims prior to the Confirmation Hearing for estimation and voting purposes. Objections to Claims for Distribution purposes will be handled post-Confirmation Date as described in
Article VII of the Plan.

         4. STAY BONUSES - The Court has authorized management stay bonuses of up to $150,000 for Burton Emmer (Acting CFO), $100,000 for Richard Kaminsky (Assistant Treasurer) and $80,000 for Andrew Chung (Director of Financial Reporting). The stay bonuses are payable subject to the terms of the Court's order, as amended.

         5. COMPETING TRANSACTION ORDER - The Court ordered that competing offers to purchase all or some of the European Assets be filed by July 14, 2000 with a deposit of $1,000,000. At the Confirmation Hearing, competing bids will be considered by the Court and there is a possibility that a competing bid will be accepted by the Court in lieu of the Europa transaction. In the event that there are competing bids, the Court will determine at the Confirmation Hearing which bid (or the Europa transaction) is the highest and best bid and is the most beneficial to the creditors of the CHS bankruptcy estate. As a result, a vote to accept the Plan is a vote to accept the Europa transaction or any other bid or transaction the Court deems to be higher and better.

         6. BREAK UP/TOPPING FEE - The Court authorized the Debtor to pay Europa a Break- Up Fee of up to $500,000 or a Topping Fee of up to $850,000, under the terms of the Court's Order authorizing payment of these fees.

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                                                       Case No. 00-12731-BKC-RAM

         7. TH SYSTEMS SHAREHOLDERS' STAY RELIEF MOTION - In November 1999 the former owners of the TH Systems U.S. (100% subsidiary of CHS) purchased an inactive subsidiary of the TH System A.S., called TH Systems Czech for approximately $10,000. This transaction was not known to CHS at the time. After the announcement of the Exchange Agreement in December 1999, the former owners of TH Systems Czech declared that CHS was not the true owner of TH System A.S. and that the original sale to CHS (which occurred in 1997 was invalid). The former shareholders of TH Systems Czechia (not affiliated with CHS) filed a motion seeking relief from the automatic stay to allow the local courts of the Czech Republic to make a final determination of the pending lawsuit in which the purported ownership of TH Systems A.S. by CHS is disputed by the shareholders of TH Systems Czech. The former shareholders claim that CHS failed to perform under its contract to purchase shares of TH Systems A.S. and further, citing Czech law, that CHS never took the proper steps under Czech law to effectuate the transfer of TH Systems A.S. shares to CHS (i.e., no approval by TH Systems board A.S. was obtained as required by the company's articles of association; para. 156, Article 4 of the Czech Republic's Commercial Code voids a transfer of shares unless the transfer is made pursuant to a company's articles of association; the transfer of shares was never recorded as required by Czech law; TH Systems' shareholders entered into the contract with CHS based on false financial statements provided by CHS which voids the contract pursuant to Czech law.) As a result of the foregoing, and after the assets of TH Systems A.S. were wrongfully transferred and used as security for the debt of CHS Czechia,TH Systems Czech filed suit requesting declaratory relief by the Czech court and a finding that the actions taken on behalf of TH Systems A.S. were

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                                                       Case No. 00-12731-BKC-RAM

invalid and the transfer of ownership of shares to CHS was never effectuated. The shareholders of the Th Systems Czech claim that a Czech court should decide these issues because the final determination of the issues will be made under Czech law, otherwise, the shareholders will be severely prejudiced. The Debtor and the Trade Committee each filed objections to the relief sought and disputing the allegations raised by Th Systems Czech in their motion for relief from the automatic stay. The matter has not yet been noticed for hearing.

         8. SIS HONG KONG ACTION - On March 11, 1998, CHS and SiS Hong Kong executed a Share Charge Agreement pursuant to which CHS's indebtedness to SIS was secured by the shares of SiS Hong Kong. The Share Charge Agreement was supplemented on June 11, 1999. Earlier this year, SIS Hong Kong commenced legal proceedings in Hong Kong against CHS seeking the enforcement of the Share Charge Agreement and supplement thereto. On April 28, 2000, after it received an unfavorable procedure ruling from the lower tribunal, SIS Hong Kong filed a Notice of Appeal in the High Court of the Hong Kong Special Administrative Region Court of First Instance. SiS Hong Kong filed the Notice of Appeal notwithstanding actual knowledge of CHS' bankruptcy proceeding as evidenced by the fact that SiS Hong Kong filed a proof of Claim in the Case. CHS filed a complaint for violation of the automatic stay and injunctive relief. In response, SiS Hong Kong agreed not to proceed with the appeal unless and until it obtains relief from the automatic stay from the bankruptcy court.

         9. INTENTION TO PROSECUTE CLAIMS POST CONFIRMATION/PRESERVATION OF CLAIMS - To the extent not liquidated by the Debtor prior to the Confirmation Date, the Excepted Assets will be transferred to the Liquidating entity and any actions to recover assets will prosecuted by the

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                                                       Case No. 00-12731-BKC-RAM

Liquidating Manager. Proofs of Claims which have been filed are being evaluated by the Debtor for the objections to Claims process. Objections to Claims will be filed and prosecuted post Confirmation Date by the Liquidating Trustee and/or the Responsible Person.

         10. TERMINATIONS OR THREATENED TERMINATIONS OF FRANCHISE AGREEMENTS - Certain subsidiaries' franchises have been terminated or threatened to by several vendors. 3Com canceled all European franchises effective November 1999 although 3Com, through Shane Buckley, its vice president of Channel Management Europe, has recently indicated to Europa a willingness to reopen franchises on a country by country basis once the Europa has purchased the European Assets. Compaq canceled CHS Russia and Croatia and may have transferred their contract from TH Systems to TH Systems Czech, a company which is not owned by CHS. Current management believes that HP threatened to cancel its franchise with Croatia, Sweden (PC's only in Sweden), Denmark and Russia.(36) Furthermore, HP may have transferred their contract from TH Systems to TH Systems Czech, a company which is not owned by CHS. Microsoft sent a termination notice to CHS France and Metrologie France in April 2000 (effective June 30) due to administrative issues which arose because of the subsidiaries had not credit line. Microsoft informed CHS that the cancellation notice was sent at the request of Microsoft France. CHS is presently in discussions with Microsoft to postpone its cancellation until after the Confirmation Date. Microsoft confirmed that other franchises would not be affected. These franchise issues have detrimentally impacted the subsidiaries' operations.

----------------
         (36) HP asserts that it did not cancel the franchises.

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                                                       Case No. 00-12731-BKC-RAM

                                   SECTION IV
                          INFORMATION REGARDING CLAIMS
                      AND SUMMARY OF PLAN OF REORGANIZATION

A.       ADMINISTRATIVE CLAIMS

         Administrative Claims are entitled to priority in payment pursuant to Sections 503 and 507(a)(1) of the Bankruptcy Code. The Plan provides for the payment of each Allowed Administrative Claim, to the extent not previously paid, in full, and in cash ten (10) days after the Confirmation Date.(37) After the Confirmation Hearing, but prior to the Effective Date, professionals may submit supplemental fee applications for approval by the Court. All amounts awarded pursuant to supplemental applications of professionals after the Confirmation Hearing shall be paid no later than the Effective Date or ten days after the entry of the Order awarding professional fees if after the Effective Date.

         The Debtor contemplates payment of the following Administrative Claims:

         1. PROFESSIONAL FEES: These Administrative Claims include the fees of accountants and bankruptcy counsel and any other professionals retained by the Debtor and the Creditors' Committees. CHS estimates that Allowed Administrative Claims may total up to $2 million.(38) The following professionals have been retained or may be retained in the Case:

                  a. TEW CARDENAS REBAK KELLOGG LEHMAN DEMARIA & TAGUE, L.L.P. ("Tew

----------------
         (37) If there is insufficient cash to pay Administrative Claims in full on the Confirmation Date, the holders of Administrative Claims must consent to less than full payment or the Plan will not be confirmed.

         (38) The Debtor requested that professionals who have been retained in this case and who will seek to be paid an administrative claimant provide the Debtor with an estimate of their fees and expenses through a Confirmation Hearing. The Debtor has not received any responses.

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                                                       Case No. 00-12731-BKC-RAM

Cardenas"): this firm represents the Debtor as its Court approved general bankruptcy counsel in the Case. Tew Cardenas' total fees and expenses will approximate $225,000. Tew Cardenas received a pre-Petition Date retainer of $75,000 which will be applied to reduce the amount of any Court awarded fees and expenses.

                  b. BERGER DAVIS AND SINGERMAN: Berger Davis and Singerman represents the Trade Committee as its Court approved counsel in this Case.

                  c        PRICEWATERHOUSECOOPERS ("PWC"): PWC was retained by
the Trade Committee as its Court approved financial consultants in this Case.

                  d. CIBC: CIBC was retained by the Noteholders Committee as its Court approved financial consultants in this Case.

                  e. CADWALDER, WICKERSHAM AND TAFT: Cadwalder, Wickersham and Taft is the attorney for the Noteholders' Committee.

                  f. BUCHANAN INGERSOLL P.C.: Buchanan Ingersoll is local counsel to the Noteholders Committee.

                  g. STEEL HECTOR & DAVIS: Steel Hector & Davis is the Debtor's corporate and securities counsel.

                  h. DE LA VEGA & MORGADE AND THE ACCOUNTING FIRM OF STEVEN J. PRESTON, C.P.A.: the accounting firm of Steven J. Preston, C.P.A. and De La Vega & Morgade are the Debtor's accountant for tax purposes.

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                                                       Case No. 00-12731-BKC-RAM

                  i. SQUIRE, SANDERS & DEMPSEY, L.L.P.: Squire, Sanders & Dempsey, L.L.P. is the Debtor's special counsel in foreign legal disputes and litigation involving TH Systems and Kventa and

                  j. OTHER PROFESSIONALS: The Debtor will be filing applications for approval by the Court to retain Dutch counsel, Clifford Chance (SIS Hong Kong) and such other counsel as is necessary to effectuate the terms of the Plan.

                  k. OTHER ADMINISTRATIVE EXPENSE: The Indenture Trustee and the Responsible Person.

         2. UNITED STATES TRUSTEE'S FEES: These Administrative Claims are fees required by the United States Trustee's office to be paid by all debtors on a quarterly basis based upon the disbursements made by the Debtor during the quarter.

         3. EUROPA BREAK-UP OR TOPPING FEES: If the conditions for payment of Europa's Break-Up or Topping Fees occur, these fees shall be Administrative Expenses of the Estate. In the event that a Topping Fee is required to be paid to Europa, the funds necessary to pay the Topping Fee will be derived from the sales proceeds received by the CHS by any other successful bidder.

         4. SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE. Any Person or entity who requests compensation or expense reimbursement for making a substantial contribution in this Case pursuant to Sections 503(b)(3), (4), and(5) of the Bankruptcy Code must file an application with the Clerk of the Bankruptcy Court, on or before July 14, 2000 (the "503 Deadline"), and serve such application on counsel for the Debtor, and as otherwise required by

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                                                       Case No. 00-12731-BKC-RAM

the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.(39)

         5. STAY BONUS CLAIMS. All amounts owed the holders of Stay Bonus Claims shall be paid in accordance with the Stay Bonus Order.

         The Debtor estimates that Administrative Claims, other than the Break-Up and Topping Fees, will aggregate up to $2 million. The Debtor estimates that as of the Confirmation Date there will be up to $1.5 million available to pay holders of Allowed Administrative Claims. The Debtor anticipates that by approximately August 30, 2000, an additional $1.7 million in Cash will be received from the Internal Revenue Service representing an income tax return.

         Ten days after the Confirmation Date, the Debtor shall distribute to each holder of an Allowed Administrative Claim, other than the Claim held by the United States Trustee, the full amount of the Administrative Claim as of the Confirmation Hearing, unless otherwise agreed to by the parties, or ordered by the Court. To the extent such claims are not paid in full ten days after the Confirmation Date, all such claims shall be paid in full on or before the Effective Date. All amounts awarded pursuant to supplemental applications of professionals after the Confirmation Hearing shall be paid no later than the Effective Date or ten days after the entry of the Order awarding professional fees if after the Effective Date.

B.       CLASS 1 - PRIORITY TAX CLAIMS

         Tax Claims which are Allowed Priority Claims, at the sole option of the Debtor, will be

----------------
         (39) The Debtor has not filed a motion to establish a bar date for the filing of administrative expenses Claims. Thus, it is the Trade Committee's position that there is currently no bar date for the filing of such Claims.

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                                                       Case No. 00-12731-BKC-RAM

entitled to receive on account of such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasury Securities on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and the Debtor, provided such treatment is on more favorable terms to the Debtor, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full.

         The Debtor estimates the total amount of Tax Priority Claims to be $0.00.

C.       CLASS 2 - OTHER PRIORITY CLAIMS

         Other Priority Claims consist of claims of employees accrued, but unpaid employment benefits. The Debtor estimates the total amount of the Other Priority Claims to be $13,500.

         On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Priority Claim shall receive, in full satisfaction, settlement release, and discharge of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtor and such holder of an Allowed Other Priority Claim shall have agreed upon in writing.

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                                                       Case No. 00-12731-BKC-RAM

D.       CLASS 3 - UNSECURED CLAIMS OTHER THAN GUARANTEE CLAIMS(40)

         Unsecured Claims Other than Guarantee Claims consists of the holders of all general Unsecured Claims other than Guarantee Claims. All Unsecured Claims Other than Guarantee Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan.

         The Debtor estimates the total amount of Allowed Unsecured Claims Other than Guarantee Claims to be approximately $250,000,000.

         The holders of Class 3 Claims and Class 4 Claims shall be treated together for the purpose of pro rating Distributions to these Classes under the Plan. Each holder of a Class 3 or 4 Claim, must select on their Ballot one of the following types of treatment to be afforded Class 3 and 4 Claims: a) the Debt Package; b) the Equity Package; or c) a combination of the two where the holder of a Class 3 or 4 Claim elects to subdivide the treatment of its Claim between the Debt Package and the Equity Package (the "Selected Treatment"). On the Effective Date, or as soon thereafter as practicable, each holder of a Class 3 or 4 Claim will receive, in full satisfaction, settlement, release and discharge(41) of and in exchange for each and every Class 3 and 4 Claim, its

----------------
         (40) The Plan separately classifies Guarantee Claims (Class 4) from Claims other than Guarantee Claims (Class 3). While both Class 3 and Class 4 claimants contain holders of Unsecured Claims and treatment of the Classes is identical under the Plan, the Debtor believes that the separate classification of the Claims is appropriate under the Bankruptcy Code. The Trade Committee reserves its right to object to the separate classification of these Claims (and reserves its rights in respect to all other confirmation issues). The Noteholders Committee supports the separate classification.

         (41) The Debtor is not receiving a discharge as that term is contemplated by 11 U.S.C. ss.1141(b)(3). The Trade Committee opposes the granting of any releases under the Plan.

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                                                       Case No. 00-12731-BKC-RAM

Pro Rata share of the securities issued pursuant to that holder of a Class 3 or 4 Claim's Selected Treatment of its Class 3 or 4 Claim such that the ratio of distribution under the Debt Package shall be no less than $7.50 principal amount of Europa Thirty Month Notes per $100 of Class 3 and 4 Claims and that the ratio of Distribution under the Equity Package shall be no less than $21.75 par value of Europa Preferred Stock per $100 of Class 3 and 4 Claims (the "Class 3 and 4 Distribution Ratio"). If the Selected Treatment would result in a Distribution under the Debt Package or the Equity Package of less than the Class 3 and 4 Distribution Ratio (the "Oversubscribed Package"), the Distribution will be made to holders of a Class 3 or 4 Claim selecting such Oversubscribed Package at the Class 3 and 4 Distribution Ratio on a Pro Rata basis, and the Claims not satisfied in such Distribution shall be allocated to the Debt Package or Equity Package, as the case may be, that is not the Oversubscribed Package. Notwithstanding the foregoing, if, on the Effective Date, the sum of the amount of Allowed Class 3 and 4 Claims, plus the amount of Disputed Claims as filed exceeds $500,000,000, then the minimum distribution ratios for the Debt Package and Equity set forth in Section 5.3 shall be reduced commensurate with the amount by which total Allowed Class 3 and 4 Claims and Disputed Claims exceed $500,000,000 and an initial Distribution shall be made to the holders of Allowed Class 3 and 4 Claims accordingly. In addition, on the Effective Date, each holder of a Class 3 or 4 Claim shall receive its Pro Rata share of any Cash recoveries from or in connection with the Excepted Assets prior to the Effective Date, and the consideration paid the Debtor by any entity other than Europa who purchases some or all of the European Assets. Each holder of a Class 3 Claim or Class 4 Claim is hereby deemed to have received a beneficial interest in the Liquidating

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                                                       Case No. 00-12731-BKC-RAM

Trust and be entitled to participate in subsequent Distributions therefrom. The consideration paid by any entity or entities whose higher and better bids for some or all of the European Assets shall be distributed, Pro Rata, on the Effective Date to each holder of a Class 3 or Class 4 Claim. Claims, if any, between the corporations constituting the European Assets and the Debtor shall be canceled and deemed null and void on the Effective Date and receive no Distributions under the Plan. Distributions to holders of Fixed Rate Notes shall be made by the Disbursing Agent to the Indenture Trustee for the benefit of holders of Fixed Rate Notes. The Indenture Trustee shall in turn be authorized and directed to make distributions under the Plan and the Indenture to holders of the Fixed Rate Notes who hold such Fixed Rate Notes as of the Record Date.

E.       CLASS 4 - GUARANTEE CLAIMS

         Class 4 consists of all unsecured creditors holding Guarantee Claims, including vendors of CHS subsidiaries and lending institutions. All Guarantee Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan.

         The Debtor estimates the total amount of Guarantee Claims will be between $250,000,000 and $300,000,000.

         The treatment of Allowed Guarantee Claims is the same treatment as that afforded holders of Allowed Class 3 Claims.

F.       CLASS 5 - SECURED CLAIMS

         All Secured Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan. The Debtor estimates the total

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                                                       Case No. 00-12731-BKC-RAM

amount of Secured Claims to be $0.00.

         For all purposes, including voting, confirmation and Distribution under the Plan, the amount of any Allowed Secured Claim will be determined based on the value of the Collateral securing such Claim to the extent that such Collateral is part of the Excepted Assets to be transferred by the Debtor to the Liquidating Trust. Any Claim that is secured by an unavoidable Lien on Property of the Debtor that is to be surrendered by the Debtor on or prior to the Effective Date shall be treated as a Class 3 Claim, but shall be reduced by the extent of the value of the surrendered Collateral securing such Claim, as determined by the Court pursuant to Section 506(a) of the Code. With respect to Property that is transferred to the Liquidating Trust that is Collateral subject to an Allowed Secured Claim, the legal, equitable and contractual rights of the holder of the Allowed Secured Claim shall be Reinstated on the Effective Date and all payments required to be made to effectuate Reinstatement shall be made by the Liquidating Trust. The Debtor's failure to object to such Secured Claim in the Case shall be without prejudice. The Liquidating Trust's right to contest or otherwise defend against such Claim, in the appropriate forum, when and if such Claim is sought to be enforced by a holder of an Allowed Secured Claim is hereby reserved. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all Pre-Petition Date Liens on Property of the Debtor held by or on behalf of the holders of Allowed Secured Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of an Allowed Secured Claim until, as to each such holder of an Allowed Secured Claim, the Allowed Claims of such holders of Secured Claims are paid in full.

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                                                       Case No. 00-12731-BKC-RAM

G.       CLASS 6 - ADMINISTRATIVE CONVENIENCE UNSECURED CLAIMS

         All Administrative Convenience Unsecured Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan. The Debtor estimates the total amount of Administrative Convenience Unsecured Claims to be $20,000.

         The holders of Allowed Administrative Convenience Unsecured Claims will receive payment in Cash on the Effective Date or as soon thereafter as is practicable in an amount equal to 100% of the Face Amount of such Allowed amount of such Claims, not to exceed $1,000. Any holder of an Allowed Unsecured Claim (or Claims) in excess of $1,000 that desires treatment of such Claim (or Claims) as an Allowed Administrative Convenience Unsecured Claim shall make an irrevocable election to reduce its Claim (or aggregate Claims) to $1,000 in writing on the Ballot and return such Ballot on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding on the Debtor unless the Ballot Date deadline is expressly waived in writing by the Debtor for the express benefit of any holder.

H.       CLASS 7 - SUBORDINATED SECURITIES CLAIMS

         The holders of Subordinated Securities Claims, including Federal Securities Litigation Claims, shall be limited to recovering from the proceeds of the D&O Insurance, to the extent so entitled, and shall not otherwise receive or retain any property under the Plan. This Class of claims is described in
Section II of the Disclosure Statement in more detail.

I.       CLASS 8 - OLD COMMON STOCK INTERESTHOLDERS

         Old Common Stock Interestholders shall receive no Distributions under the Plan. All Old

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                                                       Case No. 00-12731-BKC-RAM

Common Stock Interests shall be deemed to be canceled and extinguished on the Effective Date.

                                    SECTION V
                              SOURCE OF FUNDING AND
                         MEANS FOR IMPLEMENTING THE PLAN

A.       MANAGEMENT/OWNERSHIP OF EUROPA

         As described earlier, Europa is a newly formed entity incorporated in Denmark (Europa's incorporation documents and by-laws are attached as EXHIBIT "7" to the Disclosure Statement). Europa has no significant business activities apart from its Management Contract with CHS. Europa has entered into management fee arrangements with most European subsidiaries, which are nearly identical to those previously maintained by CHS in 1999. However, due to the current shortage of available, unencumbered and unrestricted cash in the subsidiaries, Europa has invoiced the subsidiaries comprising the European Assets for management related fees approximately $534,750 and collected from these subsidiaries approximately $103,834.50, to date of which approximately $47,000 is disputed by the Norwegian subsidiary.(42)

         Europa's opening balance sheet is attached as EXHIBIT "6" to the Disclosure Statement. The balance sheet reflects no assets apart from cash and receivables (management fees payable) from the European subsidiaries.

         Currently, 100% of the capital stock of Europa is owned by Plectrum Holdings, a Gibraltar company, which was formed, in late 1999 to serve as the vehicle for management's equity interest. After the proposed transaction is completed, Plectrum will own 80% of the fully

----------------
         (42) Although the Liquidation Analysis (Exhibit 11 to the Disclosure Statement) reflects cash at the subsidiary level, current management believes that the cash is either encumbered or restricted and cannot be upstreamed to CHS.

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                                                       Case No. 00-12731-BKC-RAM

diluted Preferred Stock of Europa, with the creditors of CHS owning the remaining 20%. At present, Mark Keough is the sole Director of Plectrum, and Mark Keough and Ross Mullins are the Directors ("Registered Managers" according to company by-laws) of Europa. After the transaction, management will have the following five representatives on the Boards of both Plectrum and Europa. A brief description of their backgrounds is as follows:(43)

         1. MARK E. KEOUGH - Mr. Keough, who is 45 years old and a dual national of the US and Ireland, will serve as Chief Executive of Europa. For the period July 15, 1999 through December 14, 1999, Mr. Keough was the Chief Operating Officer of CHS Electronics, where he was primarily responsible for the operation of the European subsidiaries. Effective December 14, 1999, the date on which the December 1999 Exchange Agreement with Journey was signed, Mr. Keough resigned from CHS.

         For several months prior to his role at CHS, Mr. Keough worked with several prominent private equity firms to identify appropriate acquisitions in the distribution sector in Europe. He participated in the due diligence efforts at a large European plumbing distributor and a major electrical wholesaler based in Germany. From March 1994 to June 1998, Mr. Keough was Vice- President of Product Management and Supply at Wesco Distribution, the no. 2 electrical wholesaler in North America. At Wesco, he was responsible for relationships with manufacturers, operation of central distribution centers and inventory policy. Wesco was formerly the distribution subsidiary of the Westinghouse Electric Company, who sold it to an

----------------
         (43) Europa's management team was selected by Mark Keough. All individuals who will be a part of the management team, have an equity interest in Europa or are otherwise presently involved in Europa are described herein.

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                                                       Case No. 00-12731-BKC-RAM

investor group led by Clayton, Dubilier & Rice (CD&R) in February 1994. Mr. Keough was recruited to Wesco by CD&R. From 1994 to 1998, Wesco's sales grew from $1.5 billion to $2.5 billion and operating profit improved from an $11 million loss to an $89 million profit. In June 1998 Wesco was sold for $1.1 billion, which represented an equity gain approximately $550 million on the $100 million invested in 1994. It was one of the most successful leveraged buy- outs of the 1990's, yielding an IRR of over 50% per annum. Prior to his post at Wesco, Mr. Keough was a partner (Principal) with McKinsey & Company, the management consulting firm. Most of Mr. Keough's experience at McKinsey (1982-1994) was in Europe (Spain, UK, Italy, Portugal, Holland), where he focused on manufacturing and supply chain management. As a partner he was the world-wide leader of the firm's supply management practice and authored several articles on strategic purchasing. Mr. Keough received two undergraduate degrees from the Massachusetts Institute of Technology, in Urban Planning and System Dynamics. In 1982 he received an M.B.A. from the Graduate School of Business Administration at Harvard, where he was elected by the faculty as a Tutor in Managerial Economics.(44)

         2. ROSS H. MULLINS - Mr. Mullins will serve as the Chief Financial Officer of Europa. Mr. Mullins, who is 51 years old and a U.S. citizen, has been resident in Europe since 1973. He is currently Managing Director of a corporate finance boutique, RCF Corporate Finance S.A., based in Geneva, Switzerland. Mr. Mullins founded RCF in 1994 to provide out-sourced capital markets and banking expertise to high growth companies and financial institutions. Using his

----------------
         (44) Europa has advised the Debtor that it is indebted to its officers and directors in an amount not to exceed $1.5 million. The anticipated and accrued obligations of Europa to Mark Keough is $504,848. A breakdown of this amount is contained in Exhibit 13 attached hereto.

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                                                       Case No. 00-12731-BKC-RAM

banking experience with Chase Manhattan, Mr. Mullins has built a business at RCF which has advised on approximately $1.5 billion in financing. RCF specializes in advising its clients on asset securitization, high yield bond issues and syndicated loans. From an industry perspective it concentrates on the telecoms, computer and banking (Eastern European financial institutions) segments. Prior to setting up RCF, Mr. Mullins was employed from 1992 to 1994 by the Swiss subsidiary of Merisel Inc. (at that time a FORTUNE 500 computer products distributor) as Managing Director in a turnaround situation. Prior to Merisel, Mr. Mullins founded, operated and subsequently sold a financial consulting business which marketed risk management software to banks in the period 1987 to 1992. During this period he also did some venture capital investing in Russia, creating two companies on whose Boards of Directors he still sits. Earlier in his career, Mr. Mullins spent almost 10 years with Digital Equipment in Spain (as Financial Director) and in Geneva (as Financial Controller for the Laboratory Data Products Group), before joining Chase Manhattan and working with Chase as a Vice President and Manager of Corporate Banking in French-speaking Switzerland from 1984 to 1987. Mr. Mullins holds a B.A. in Economics from Wesleyan University in Connecticut, U.S.A. and was awarded a Thomas J. Watson Fellowship upon graduation from Wesleyan.(45)

         3. F. ROBERT MOUNTAIN - Mr. Mountain is the Director of Business Development for Europa IT, which includes responsibility for strategic vendor relationships, mergers & acquisitions, market research, and the Romak computer assembly business. Mr. Mountain is 56

----------------
         (45) Europa has advised the Debtor that it is indebted to its officers and directors in an amount not to exceed $1.5 million. The anticipated and accrued obligations of Europa to Ross H. Mullins is $119,856. A breakdown of this amount is contained in Exhibit 13 attached hereto.

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                                                       Case No. 00-12731-BKC-RAM

and is a UK citizen based in Paris. Originally qualifying as an Industrial and Mechanical Engineer he moved quickly into General Management. Early in his career he gained experience in a variety of manufacturing and distribution businesses including FMCG and electronic toys and games and held a number of management position with ITT (STC) in their Power Components Division in UK. He entered the Computer Industry in 1983 and in 1985 founded a new value-added distribution company, Trinitec, PLC which, after five years of rapid growth in sales and profits, became part of the Metrologie Group in 1990. He was first Managing Director and then chairman of the Metrologie operations in the UK between 1990 and mid - 1998. Metrologie had acquired two businesses in the UK, and at the start of the recession in the early 90's, Mr. Mountain implemented a program of rationalization and cost reduction, which resulted in operating costs being reduced by more than 60%. He then saw the UK Company through a period of fast, profitable growth to a turnover of some $300m. Metrologie UK had approximately 80% of its sales in Value Added Distribution and was the biggest European customer for Digital (subsequently Compaq) Alpha products. He sat on the Main Board of Metrologie International S.A., (listed on the Paris Bourse) from 1992 until its acquisition by CHS in 1998. He played a significant role in the operational and financial restructuring of the Group. Metrologie International was recapitalized in 1995 through an investment by APAX Partners and the Managers. The share price doubled during the three years leading up to the sale. He has considerable experience in both Volume and Value Added Distribution in many countries

                                      -64-
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                                                       Case No. 00-12731-BKC-RAM

throughout Europe.(46)

         4. RENE-LUC CAILLUD - Mr. Caillud is the general Manager of Metrologie France and has been recently appointed as General Manager of CHS France, thereby uniting the two key subsidiaries in France and supervising approximately 60% of Europa's total business. Mr. Caillud has been with the Metrologie group (acquired by CHS in 1998) for seven years. For four of those years he was General Manager of Metrologie France, the largest unit of the Metrologie Group. Prior to that he spent one year as Managing Director of Metrologie Germany, and two years as a General Manager responsible for integration of acquisitions. Before joining the Metrologie Group, Mr. Caillud was General Manager of CMG, a French corporate reseller. Earlier in his career he worked in the finance function at Matra and ICL France.

         Mr. Caillud earned an undergraduate degree in Mathematics and graduate degrees in law and business (M.B.A.) from the H.E.C. (Haute Etudes Commerciales), a leading French business school. Mr. Caillud is fluent in English and German in addition to his native tongue.(47)

         5. ALEXIS LOPE-BELLO - Mr. Lope-Bello is the Director responsible for Europa's Eastern European businesses. Mr. Lope-Bello brings to Europa in-depth experience in the Eastern European and Russian market place, where he has worked since 1998 ("before the wall came down"). During this period, he also resided in Russia for three years. Mr. Lope-Bello

----------------
         (46) Europa has advised the Debtor that it is indebted to its officers and directors in an amount not to exceed $1.5 million. The anticipated and accrued obligations of Europa to F. Robert Mountain is $181,600. A breakdown of this amount is contained in Exhibit 13 attached hereto.

         (47) Europa has advised the Debtor that it is indebted to its officers and directors in an amount not to exceed $1.5 million. The anticipated and accrued obligations of Europa to Rene-Luc Caillud is $0.00. A breakdown of this amount is contained in Exhibit 13 attached hereto.

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                                                       Case No. 00-12731-BKC-RAM

played the leading role in building CHS's Eastern European presence to $800 million in sales through acquisitions and aggressive development of new and existing businesses. He has also developed an extensive network of contacts with vendor management in Eastern Europe.

         Mr. Lope Bello, a citizen of Venezuela, is 34 years old and was graduated from IUNP in Caracas with a degree in Computer Science. He has also attended several vendor-sponsored training courses in general management.(48)

B.       ASSETS TO BE PURCHASED BY EUROPA(49)

         The transaction now proposed to the creditors of CHS is, in most respects, what was agreed to in the Letter Agreement.(50) The assets to be included in the transaction are the capital stock of CHS' European operating subsidiaries. (A detailed profile of the European Assets, including summary financials, number of employees, market size, etc. is presented in COMPOSITE EXHIBIT "8" attached to the Disclosure Statement.)(51) The combined subsidiaries had sales of

----------------
         (48) Europa has advised the Debtor that it is indebted to its officers and directors in an amount not to exceed $1.5 million. The anticipated and accrued obligations of Europa to Alexis Lope- Bello is $127,120. A breakdown of this amount is contained in Exhibit 13 attached hereto.

         (49) Europa has no present intention to sell the European Assets once they are acquired.

         (50) The Trade Committee disputes that the terms of the Stock Purchase Agreement is, in many respects, that which was agreed to in the Letter Agreement.

         (51) This exhibit and Exhibit 4 were prepared by Mark Keough, the principal of Journey n/k/a Europa, the company which has been in control of the management of the European Assets since December 1999. Europa is controlled by Mark Keough who is a former officer and an insider of the Debtor. The Debtor has limited knowledge regarding the present operations of the European Assets. Europa prepared the exhibits from the reporting information received from the subsidiaries. The managers of the European Assets have indicated that there are no financial reports available after March 31, 2000.

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                                                       Case No. 00-12731-BKC-RAM

approximately $1.9 billion in 1999 and total assets of $454 million as of December 31, 1999 (unaudited). Attached as Composite Exhibit "4" to the Disclosure Statement are Pro Forma for the European Assets. In addition to the capital stock of the operating subsidiaries, certain other assets will also be transferred to Europa, where the companies involved are inactive, have the rights to certain legal actions, or have ownership disputes.(52)

         1. FRANCE - the two French operating subsidiaries represent about 60% of the total sales of the entities included in the transaction. Metrologie France is approximately 25% bigger in sales than CHS France, but CHS France is the better capitalized company.(53) Both companies are located in the Paris region. Metrologie was acquired in mid 1998 by CHS and has been run as a separate company since then. More recently, a plan has been developed to combine the "back office" of the two entities while maintaining multiple front-ends to serve the needs of targeted customer segments, including, retail, large VAR's, smaller VAR's/dealers, and higher end product segments ("value-added" business).(54)

----------------
         (52) Valuations of the European Assets are included in Exhibit "A" and "B" attached to the Stock Purchase Agreement. The valuations were prepared by and agreed to by Europa (Mark Keough) and Burt Emmer (CHS).

         (53) France and Portugal are involved in Value Added Tax disputes with their taxing authorities. These tax obligations, if any, should not effect the Debtor because Europa's agreement with the Debtor, includes the assumption of substantially all obligations of the Debtor.

         (54) CHS France has bond debt of approximately $8 million, which bonds mature in early August 2000. CHS France is attempting to procure an extension of the bond maturity date, but if an extension is granted the interest on the bonds will likely increase which would put further pressure on CHS France. CHS France's management has indicated that a final resolution of CHS' bankruptcy would improve its present circumstances and provide the company with more stability.

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                                                       Case No. 00-12731-BKC-RAM

         2. SCANDINAVIA - Scandinavia is comprised of 3 principal operating entities: SMG Norway, SMG Sweden and SMG Denmark. The Scandinavian region accounts for approximately 30% of total sales of the combined subsidiaries, with Sweden and Norway approximately equal in size and Denmark considerably smaller. The companies represent various combinations of three previous acquisitions of CHS, including Santech Micro Group, Bitlink Systems AB, and Lars Krull. Over the past 2 years, these acquisitions were gradually combined to form the three current entities. Historically, all three companies have been well financed and viewed as solid performers, though operating cost has tended to be higher than elsewhere in Europe. Another distinguishing feature of the Scandinavian operation is their success with component sales to OEM customers.

         3. EASTERN EUROPE - The IT distribution industry is considerably less developed in Eastern Europe and market information is difficult to obtain. The market is generally viewed as substantially smaller than Western Europe, perhaps 10% of the total, but with potential for rapid growth. CHS has had a strong presence in Eastern Europe, which is viewed as an attractive feature by leading IT vendors. Whereas distribution is relatively easy to find in Western Europe for the leading manufacturers, reliable channel partners are more difficult to identify in the developing markets of Eastern Europe and Russia. The Eastern Europe subsidiaries included in the transaction cover the three Baltic states, Russia, Croatia, Slovakia, Hungary and Czech Republic. Eastern Europe subsidiaries represent approximately 8% of the sales of the combined total.

         There are some special circumstances to take into account in Hungary and Czech

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                                                       Case No. 00-12731-BKC-RAM

Republic. In Hungary, the CHS operation (CHS Hungary) is owned by Kventa Kft, a Hungarian company owned in turn 51% by local management and 49% by CHS Electronics, Inc. CHS also owns an option to purchase back the controlling 2% of Kventa Kft, which was sold to the local management in October 1999. Europa is proposing to purchase both the 49% ownership interest and the option for the further 2%, either separately, or as a 51% interest after the option is exercised by CHS. However, CHS has not presently agreed to exercise the option to purchase the controlling 2% of Kventa Kft. Exercising the option prematurely could result in a damaging reduction in credit for the Hungarian operation. Furthermore, the sale of CHS' 49% ownership interest to Europa is subject to a right of first refusal by Kventa Kft, the owner of the 51% interest. The Kventa claim will also be transferred to Europa in connection with the proposed transaction.

         In the Czech Republic, the principal entity is TH Systems, which enjoys a strong presence in the Czech market. Following the announcement of the December 1999 Exchange Agreement, TH Systems management announced that their company was not actually owned by CHS, in the first instance. CHS and Europa believe that local management indirectly established a new company (TH Systems Czech) and have taken action to transfer TH Systems employees and customers to this similar-sounding company. CHS filed a criminal complaint against local management in the Czech Republic. Europa believes that it may be possible to negotiate a solution to this situation and recover the business of TH Systems. Financial information for TH Systems is not included in Europa's pro forma because of the uncertainty surrounding the outcome of the Czech situation.

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                                                       Case No. 00-12731-BKC-RAM

         4. PORTUGAL AND IRELAND - Portugal represents approximately 2% of the total sales of the combined entities and distributes a relatively broad range of IT products. The operation in Ireland, called Romak, focuses on PC assembly rather than IT equipment distribution. Europa believes that while Romak is small in sales today, it could play a larger role in the group by providing private-label PC's and participating in channel assembly programs sponsored by the larger PC manufacturers.

         5. KARMA - The proposed transaction includes the sale of the capital stock of Karma International, S.a.r.l. (KISA). KISA is the Luxembourg holding company of the Karma operation, which was acquired by CHS in 1997. Karma was viewed as the world's leading component distributor, particularly for hard drives, operating primarily in Europe. In 1998, the Karma Group had sales of approximately $1.3 billion. The Karma organization was distinctive in its operating approach: product was purchased centrally (instead of within each operating subsidiary) with most administrative functions located in Istanbul. Another important feature was the culture of "partnership" in Karma. Each local office manager was treated like a partner and a substantial portion of the compensation was derived from the profits of the local office. The company prospered with this centralized, low cost, partnership and for this reason, CHS generally kept a "hands-off" attitude towards the company, allowing it to operate with some independence from other CHS subsidiaries located in the same geographic territory. As previously disclosed, in October and November 1999, several of the Karma managers, including a former CHS Board member, Bernd Karre and the manager of Karma Germany, Gottfried Hackbarth, developed a plan to purchase the sales subsidiaries of Karma, but leaving behind the

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                                                       Case No. 00-12731-BKC-RAM

central purchasing entity, CHS-CPO G.m.B.H., a Swiss company. Europa believes the plan was developed with the assistance of Deutsche Financial Services (DFS), who held a lien on the shares of the Karma subsidiaries for the unpaid balance of a loan to KISA of approximately $4.7 million. On November 24,1999 KISA sold to Austin Commercial Enterprises, a British Virgin Islands company ("Austin"), the 10 largest sales subsidiaries of Karma, representing over 80% of Karma's revenue stream. An eleventh subsidiary was added shortly thereafter. One Director of KISA approved the sale: Gottfried Hackbarth, who was also named Chief Executive of the spinoff. Under Luxembourg law, one Director can authorize the sale of substantially all the assets of an S.a.r.L. (a particular corporate form typically used for small businesses). The consideration was approximately $9 million, of which $4.7 m was paid immediately and the balance was to be paid at a time to be agreed by both parties. The $4.7 million was then sent to DFS to release the lien on the Karma subsidiary shares. Neither the Boards of KISA nor CHS were aware of these transactions at the time. Senior management of CHS only found out about the transaction through an obscure Internet press release announcing a Karma MBO in December 1999.(55) As of September 30, 1999, the total Karma Group had $294 million in assets. As a result, CHS was left with CHS-CPO G.m.B.H., a Swiss Company used as the central purchasing entity of Karma, and a subsidiary of KISA. This company has total debts of approximately $90 million and its principal asset is receivables against the Karma sales subsidiaries which were sold to Austin. Austin denies responsibility for these receivables. CHS-CPO is under the supervision

----------------
         (55) CHS-CPO is not included within the debt cancellation provisions of the Plan and Disclosure Statement. Each and every claim of CHS-CPO against any affiliate or other subsidiary is expressly preserved post-Confirmation Date.

                                      -71-
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                                                       Case No. 00-12731-BKC-RAM

of the bankruptcy court in Switzerland. CHS, through KISA, has filed a criminal complaint against Hackbarth and a civil complaint against Austin. In anticipation of possible legal problems, Europa reports that Karma managers are creating "mirror" companies, which companies Europa presumes will be used for transferring employees and assets from the legal entities in dispute (e.g. Karma Portugal was newly formed and Europa has heard rumors that similar action was taken in Switzerland).

         With regard to the Karma situation, Europa proposes the following approach. 1) negotiate with Austin for the return of the Karma subsidiaries, pursuing legal avenues as necessary; and 2) negotiate with the creditors of CHS-CPO to resolve the debt problem, possibly through a restart of the centralized component business mode pioneered successfully by Karma. Several Europa entities have significant component sales. This would only be feasible with the support of the CHS-CPO creditors, since they are also the major suppliers to the component industry. Resolution of the debt at CHS-CPO could reduce the claims against CHS, since the major CHS-CPO creditors (Seagate, Quantum, Maxtor, Iomega) also hold CHS guarantees for the CHS-CPO debt. Because of uncertainty of the outcome of the negotiations with Austin and the CHS-CPO creditors, no Karma financial data is included in the pro-forma statements of Europa.

C.       THE PC WAY

         Although not included as an asset being purchased in the Letter Agreement, The PC Way was intended to be included as an asset of the Stock Purchase and Sale Agreement as a substitute

                                      -72-
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                                                       Case No. 00-12731-BKC-RAM

asset for CHS' 40% interest in Poland which was included in the Letter Agreement.(56)

         CHS owns 49% of the shares in a joint venture to assemble private label PC's with Tri Gem Computer Netherlands, B.V. ("Tri Gem") in The PC Way, with an option to purchase an additional 1% of the shares. The PC Way is operated from a warehouse in Holland. The net book value of this business is approximately $1.3 million. In 1999, The PC Way had sales of $16 million and generated a net loss of $200,000. Tri Gem, CHS' joint venture partner is one of the world's leading manufacturers of PC's and components. Europa believes that this entity could offer potentially attractive synergies in the PC distribution business.

         After the Petition Date, Tri Gem served CHS with a notice of default pursuant to the joint venture agreement between the parties, alleging the following events of default: (1) CHS' filing of a voluntary petition under Chapter 11 of Bankruptcy Code; (2) CHS' failure to pay its debts as they came due; (3) CHS' failure to transfer the trademark Yakumo to the joint venture; and
(4) CHS' failure to cause its subsidiaries and affiliates to contract on an exclusive basis with The PC Way. After receiving the default notice, CHS met Tri Gem's representatives to discuss The PC Way's intent with respect to the future of The PC Way and explore a possible resolution of issues raised in notice of default. Thus far, these discussions have not been successful. Tri Gem has indicated that it wants to terminate the joint venture agreement and wind up the business affairs of The PC Way. Furthermore, Tri Gem does not have an interest in voluntarily participating in the proposed transaction to sell CHS' shares to Europa. CHS is investigating whether Tri Gem

----------------
         (56) As previously disclosed, CHS' 40% interest in Poland was sold in March 2000 for $1.3 million, subsequent to the development of the Letter Agreement.

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                                                       Case No. 00-12731-BKC-RAM

can be compelled, notwithstanding CHS' alleged defaults under the joint venture, to continue to be a joint venture partner in The PC Way.

         Even if CHS is successful in preserving The PC Way joint venture with Tri Gem, the company's future is in some doubt. The PC Way operated in a small area of a warehouse that was rented by CHS for its Karma components business. CHS is now in default on the rent for the warehouse and The PC Way may not be able or willing to transfer its assembly fixtures to another location. Given these recent developments, Europa will not purchase The PC Way and the original consideration in the Stock Purchase Agreement was adjusted downward by $1.5 million (with respect to the Preferred Stock) as a result.

D.       OTHER SUBSIDIARIES

         In addition to the Karma and Czech subsidiaries described above, Europa proposes to purchase other inactive companies, as listed the Stock Purchase and Sale Agreement. In Europa's opinion, these companies have no book value, but may have some residual value as owners of useful trading names (e.g. ALA and Czechia).

E.       CONSIDERATION OFFERED BY EUROPA

         In exchange for the assets described above, Europa proposes to offer securities with a face value of $66 million plus a 20% interest in Europa's Preferred Stock ($2.5 million tangible book value after giving effect to the new securities issued by Europa). Under the proposed transaction, creditors will be asked to choose their share of either the equity or debt securities paid to CHS by Europa. Holders may make more than one election by subdividing their claims. If either the debt securities or the equity securities paid to CHS by Europa are over-subscribed,

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                                                       Case No. 00-12731-BKC-RAM

the over-subscribed portion of the claims will be allocated under-subscribed securities on a PRO RATA basis. The terms of the equity and debt securities being offered are as follows (assumes $500 million in claims all distributions adjust proportionately if claims are other than $500 million):

         1.       DEBT PACKAGE

         30 Month Notes    Distribution by CHS:         $7.50 per $100 claim

                           Issue Size                   $22.5 million

                           Interest Rate:               10% p.a. (57)

                           Maturity:                    30 months

                           Principal Repayments:        5 equal installments on
                                                        each 6 month anniversary
                                                        of issue date

                           Registration Rights:         Registration rights are
                                                        explained in detail in
                                                        the Registration Rights
                                                        Agreement attached as
                                                        Exhibit "I" to the Stock
                                                        Purchase Agreement
                                                        attached as Exhibit "E"
                                                        to the Plan

                           Callable:                    at any time at par plus
                                                        accrued interest

         2.       EQUITY PACKAGE

         Redeemable        Distribution by CHS:         $21.75 per $100 claim
         Converitable
         Preferred

         Stock             Issue Size:                  $43.5 million

                           Dividend Rate:               10% if paid in cash;

----------------
         (57) After default, to the extent permitted by New York law, interest on interest is charged under the Notes.

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                                                       Case No. 00-12731-BKC-RAM

                                                        alternatively, at the
                                                        option of Europa,
                                                        payable in kind at 12%
                                                        for first two years, 13%
                                                        in year 3, and 14% in
                                                        year 4

                                Conversion Date:        Fourth anniversary

                                Redeemable:             Anytime at par plus
                                                        accrued interest

                                Registration Rights:    Registration rights are
                                                        explained in detail in
                                                        the Registration Rights
                                                        Agreement attached as
                                                        Exhibit "I" to the Stock
                                                        Purchase Agreement
                                                        attached as Exhibit "E"
                                                        to the Plan

                                Conversion Rate:        Each $1.0 million of
                                                        preferred is convertible
                                                        into 2% of Europa Common
                                                        Stock (i.e. up to a
                                                        maximum 90% of equity on
                                                        a fully diluted basis.)

         Common Stock                                   20% of the equity
                                                        capital of Europa IT as
                                                        of the closing date,
                                                        subject to dilution.

         Pursuant to the Registration Rights Agreement, Europa has committed to register the Notes and Preferred Stock. If an exchange registration statement for the Notes is not declared effective by the end of the twenty-second month following the Closing Date, the Notes will accrue additional interest at the rate of .25% per annum for a period of 120 days, increasing to .50% per annum thereafter until the exchange registration statement is declared effective. The Registration Rights Agreement also contains provisions for the payment of additional interest on the Notes in certain other prescribed circumstances, but in all events the total additional interest cannot exceed .50% per annum. In connection with the Registration Rights Agreement, the

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Articles of Association for Europa will be amended to provide for a .25% per annum increase in the interest rate attributable to the Preferred Stock if a registration statement for the Preferred Stock is not effective within 22 months after the Closing Date, which shall be increased by an additional .25% per annum if the registration statement is not effective within 26 months after the Closing Date. Further details on the securities, including the form of the securities and the indenture for the notes (58) are included as Exhibits to the Stock Purchase Agreement which is attached as Exhibit "E" to the Plan.(59)

         3.       POTENTIAL PRICE ADJUSTMENTS TO STOCK PURCHASE AGREEMENT

                  a. CHS HUNGARY PRICE ADJUSTMENT: Pursuant to the Stock Purchase Agreement, if Europa recovers shares of CHS Hungary within nine months of the Closing Date (as defined in the Stock Purchase Agreement) then the value deducted from the Closing which is attributed to the shares, shall be paid to the Estate or the Liquidating Trust. However, if Europa recovers any other form of consideration in respect of CHS Hungary, including Cash, then pursuant to the Stock Purchase Agreement, the Debtor or the Liquidating Trust does not participate in any such recovery.

----------------
         (58) The Noteholders Committee and Europa were the primary drafters of the Indenture Agreement. The May 24, 2000 version of the Stock Purchase Agreement was negotiated and drafted by Europa and the Debtor's current management. The Trade Committee was not involved inn the drafting of the Indenture Agreement. Since May 24, 2000, the Trade Committee, the Noteholders Committee and Europa have all participated (or been asked to participate) in the drafting of all transactional documents and the Disclosure Statement and Plan.

         (59) The Trade Creditors' Committee has questioned the extent which CHS pursued other potential purchasers of the European Assets and therefore, whether the consideration being offered by Europa is sufficient.

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                                                       Case No. 00-12731-BKC-RAM

                  b. POTENTIAL DOWNWARD AND UPWARD PURCHASE PRICE ADJUSTMENTS:

                     i. Potential Downward Adjustment: Under the terms of the Stock Purchase Agreement, there is provision for additional downward price adjustments at the Closing in the event that the Debtor is unable to satisfy its obligations to transfer assets in addition to CHS Hungary.

                     ii. Potential Upward Adjustment: The Stock Purchase Agreement also provides for upward price adjustments if there is a resale of the assets conveyed by the Debtor to Europa.

F.       TRADE COMMITTEE'S VIEWS ON EUROPA CONSIDERATION

         1.      RESTRICTIONS ON TRANSFER OF PREFERRED STOCK AND NOTES.

The Europa Preferred Stock and Notes will not be registered under the securities laws of the United States or of any foreign jurisdiction. There is no established market in which any of these Europa securities may be transferred.

         Under the Registration Rights Agreement covering the Preferred Stock and Notes, Europa does not commit to attempt to register these securities until more than a year has passed. Creditors should not expect registration to be effective until 30 months afer the closing. The registration rights do not compel Europa to list the securities for sale on any particular securities exchange; and therefore it is likely that even after registration, these securities can only be transferred privately, and not over the facilities of any exchange.

         2.      RESTRICTION ON TRANSFER OF COMMON STOCK.

         The registration rights applicable to the Preferred Stock and notes do not apply to the

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Common Stock. The Trade Committee believes the Common Stock will likely never be registered for sale on any market. Moreover, the Articles of Association provide Europa with rights of first refusal as to all the Common Stock (until registration) except for transfers to an affiliate. Under these arrangements, no creditor can sell any Common Stock whatsoever unless and until the refusal right of the other Europa shareholders expire or are terminated.

         3.      INABILITY TO MAKE MEANINGFUL CONVERSION OF THE PREFERRED STOCK.

         Although the Preferred Stock is convertible into Common Stock, the Trade Committee asserts that Europa has conditioned the conversion option in order to make it meaningless. According to the Trade Committee, convertible securities ordinarily allow their holder to benefit from appreciation in the class of securities into which it is convertible. This gives the convertible securities potential for "upside" appreciation. The Europa preferred has no such potential. Instead, this security can only be converted after 4 years from the Closing. Even at that time, Europa has the option to redeem the security at par, before its holder can convert Common Stock. Therefore, at any time when the conversion feature can have only value, Europa will capture that value for the benefit of other stockholders by redeeming the Preferred Stock.

         4.       DILUTION POTENTIAL

         The Common Stock and Preferred Stock, which comprise 2/3 of face amount of the Europa consideration, are in the view of the Trade Committee at risk for immediate and substantial dilution. The Trade Committee believes that there are a myriad of ways in which there risks can be actualized, including the following:

                  a. Europa can conduct a private offering, either to third parties, or, more

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likely, to "friendly" or inside investors. Based on valuations immediately after the Closing, a relatively small financing could substantially dilute the creditor's position.

                  b. In addition to dilutive offering of Common Stock, Europa could issue any number of other convertible or preferred securities, the terms of which could substantially adversely affect the creditors' position.

                  c. The Europa subsidiaries, themselves, have substantial cash reserves. In a familiar tactic, these cash reserves could be structured as the consideration for a Europa offering, in which the cash is only re-shuffled but the creditors' interest wind up substantially diluted.

                  d. The interests of Keough-friendly investors in Europa (e.g., Keough himself, and perhaps his favored managing directors) may be protected against the dilution, but creditors will suffer. These favored investors could participate in the dilutive offering, by buying the offered securities at preferential terms. Moreover, these investors could receive warrants or options based either on their participation in the offering (e.g., "finding" the friendly investors) or on their role as management.

                  e. Europa can also employ the last mechanism, options and warrants issued to management, without conducting an offering or raising any financing at all. Under the guise of "incentive", the Keough-friendly insiders could be awarded substantial equity interests, to the sole detriment of the creditors in this case.

         The Trade Committee believes that under any of these structures, the creditor's equity position can be substantially reduced, while Keough-friendly investors' positions are enhanced. Europa is issuing these securities predominantly to US investors, but Europa is organized in

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                                                       Case No. 00-12731-BKC-RAM

Denmark and may not be subject to all of the benefits and protections afforded investors by U.S. Securities laws.

         5.       BANKRUPTCY RISKS

         The Thirty Month Notes to be issued by Europa are unsecured and pari passu with trade debt. The balance of the Europa Consideration is subordinate to trade debt, and the Trade Committee believes that nothing would be received on account of it in a subsequent reorganization of Europa.

G.       MARKET CONTEXT, EUROPA BUSINESS PLAN AND RISK FACTORS(60)

         1.       INDUSTRY STRUCTURE

         According to the International Data Corporation ("IDC Report") the total expenditure on IT hardware and software in 1999 in Western Europe was $254 billion, up from $192 billion in 1996. This product flows through to end users via two generic routes: direct from the manufacturer, and indirectly, through various intermediaries, including distributors such as CHS. According to the IDC data, the portion flowing through the direct route has declined from about 56% in 1996 to 49% by 1999 in its 1998 report. IDC forecast that the indirect sales will grow at 10.3% per annum for the period 1998-2003, which is twice the rate of growth of the direct sales approach, resulting in only 45% of sales through the direct route by 2003. More recent information from IDC (March 2000 report) confirms this tendency but indicates a more gradual

----------------
         (60) Section F has been prepared by Europa for inclusion in the disclosure statement for projections purposes and to inform creditors of Europa's anticipated future performance as a company. The Debtor has no independent knowledge of the information contained in this section.

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                                                       Case No. 00-12731-BKC-RAM

decline in direct sales than previously forecast.

         The IDC report defines five types of intermediaries in the channel, who collectively comprise the indirect route to market, as follows:

                  a. RETAILERS/MASS MARKET - $22.9 billion through this channel in 1999 according to IDC. Retailers sell stand-alone systems to home and small business users. They are forecast to grow at a rate of 17.9% per year through 2003, the fastest growing of any channel partner.

                  b. PC DEALERS - These intermediaries are the traditional distribution route for small to medium business end users, representing an estimated $29.3 billion in IT equipment sales in 1999. PC dealers may or may not have a 'shop front' and can often sell to home users. This channel is expected to remain essentially flat over the next few years, with a growth rate of just under 1% per year.

                  c. VALUE-ADDED RESELLERS/SYSTEM INTEGRATORS - This channel focuses on more complex installations, usually (by definition) adding their own hardware, software, or consulting services to manufacturer's hardware package. The total channel sales were estimated by IDC to be $38.7 billion in 1999, and forecast to grow at an above-average rate of 11.7% per year through 2003.

                  d. MAJOR RESELLERS - This channel focuses on the needs of large business and government customers, providing hardware, software, installation, and project management services on a large scale. This channel represents $39 billion in sales and is expected to grow at 10.9% per year through 2003.

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                                                       Case No. 00-12731-BKC-RAM

                  e. DISTRIBUTION - Distributors are by far the largest intermediary in the IT channel, with total sales of $69 billion in 1999 according to IDC. The role of the distributor is to essentially sell to the other intermediaries (an estimated 65,000 - 100,000 in total) and simplify the interface to the market for the manufacturer. The trend has been for manufacturers to reduce their direct relationships with intermediaries, focusing on the larger relationships. This has tended to favor distributors, who are forecast to grow their sales at a rate of 14.7% per year (14.9% in the March 2000 report) according to IDC, substantially greater than the rate of the overall growth for total IT expenditure in Western Europe.

         In early 1999, CHS was on track to be the market share leader within the IT equipment distribution industry in Western Europe, with an estimated market share of 10% followed by Ingram Micro at 8% and Tech Data (Computer 2000) at about 6%. With the bankruptcies in Germany, Austria, Spain, Belgium and the UK, the sale of Poland, Finland, DNS and Switzerland, the ownership disputes of Karma, TH Systems (Czech Republic) and finally the loss of the companies with unpaid earn-outs (Arena Turkey, Armada Turkey, Raphael Informatica Italy, Memory Set Spain, ARC Spain, BGS Slovakia, CAT Holdings Russia), CHS's position has been reduced to number four in the market, with a share of 2.8% (still one of the largest distributors in Europe). The third-ranking distributor is Raab Karcher with half the sales of the current CHS subsidiaries in Europe. In this market the top five entities only account for 20-25% of the total, which suggests the market is still quite fragmented.

         In summary, the IT equipment distribution market appears to be large and growing at an above average rate and relatively fragmented.

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         2.       FUTURE ROLE OF DISTRIBUTION

         The declining importance of direct selling seems at odds with today's conventional wisdom to "go direct". Direct selling can assume several less efficient and more traditional forms than e-commerce. In classical marketing analysis, manufacturers sell directly to customers in the early stages of a product's life cycle when a high-margin, technical sale is required (usually with an expensive outside sales force) to move the product to a small "early adopter" group of customers. As the product matures, margins decline and the product becomes more standardized and widely accepted. The need for a direct sales force diminishes. Consequently, more mature products (like PC's) are sold indirectly, to share selling and logistics costs with other manufacturers through an intermediary such as a wholesaler. This is at the heart of a wholesaler's economic role. As a bundling agent offering one stop shopping to a broad range of customers, wholesalers reduce the overall channel cost because they are in a position to share distribution costs across many manufacturers which brings economics that no one manufacturer is able to match. Wholesalers also significantly reduce the number of transactions required to move product to the customer. For example, 10 manufacturers shipping once a month to 100,000 customers results in 1,000,000 transactions per month (customer placing an order, manufacturer checking credit, warehouse picking, packing and delivery, issuance of an invoice, and payment by the customer). With a distributor as an intermediary, the number of transactions drops geometrically since each manufacturer ships once to the wholesaler (10 transactions) then the wholesaler ships once to each customer (100,000 transactions) for a total of 110,000 transactions, an order of magnitude less than the direct method. It is this economic reality that pays for the

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                                                       Case No. 00-12731-BKC-RAM

existence of wholesalers in even highly commoditized industries. Wholesalers can be the least expensive avenue to the customer.

         There are two factors that could erode or eliminate the role of the wholesaler: 1) consolidation of either the manufacturers or the customers; and
2) reduction in transaction costs such that the order-of-magnitude difference in the number of transactions still does not pay for the existence of the wholesaler, i.e. a frictionless economy. There are several examples of consolidation forcing the disappearance of wholesalers, particularly in relation to the US retail industry. Toy wholesalers have been almost eliminated in the US because of the emergence of retail category-killers such as Toys-R-Us, that have eliminated the wholesaler's traditional customer: the small toy shop. Similar trends have forced dramatic consolidation of office supply wholesalers due to competition from alternative channels such as Office Depot reaching out to small business users. The consolidation of the US grocery retail industry will continue to put pressure on food wholesalers, since the larger retail chains can effectively self distribute. At this stage, Europa does not see evidence of consolidation among either the customer base (resellers) or the manufacturers, either one of which could be detrimental to the viability of the wholesaler.

         In the 1980's one of the popular business mantras was "re-engineering", and a favorite target of this exercise was to reduce or eliminate transactions such as placing an order, which consultants claimed could cost between $50 and $200 per transaction. Many of these re- engineering exercises resulted in "out-sourcing" often to distributors, particularly for the purchase of material that was not central to the business. With the advent of e-commerce in the new century, the traditional view of transaction cost is being challenged, and in some cases

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                                                       Case No. 00-12731-BKC-RAM

reshaping the industrial landscape. The rationale is if transactions can be automated by the e- commerce engine, the economics of direct sales is more attractive. Certain aspects of the order- delivery-payment cycle will undoubtedly be dramatically improved with an e-commerce approach, e.g. information gathering by the customer on price and availability, the actual order placement and probably credit checking and payment. The physical aspects of the cycle are not impacted, e.g. pick, pack, ship and handle returns. The e-commerce technology available to the manufacturers is also available to distributors who are then in a position to reduce their own transaction cost. Whether applied by the distributor, the manufacturer, or both, e-commerce will reduce transaction cost somewhat, which will impact margins. If distributors keep pace with e- commerce developments they should be in a position to match the reduction in margins with a corresponding reduction in cost attributable to this phenomenon.

         While there is a great deal of pressure today from Wall Street to "go direct" (like Dell), the lowest cost method for getting product to the customer will be the method that survives. Europa believes that distributors have a strong opportunity to compete because of a distributor's natural economy of scale advantage over manufacturers acting on their own. In the European market, a distributor with a 20% market share ($14 billion in sales) surpasses even the largest manufacturers in Europe in terms of economies of scale and these economies are still important to achieve a low cost position. The need to achieve lower and lower cost will continue to drive consolidation in the IT equipment distribution industry and provide a sustainable role for distribution.

         In summary despite the challenges faced by distributors in this industry, independent

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                                                       Case No. 00-12731-BKC-RAM

industry experts (IDC) have concluded that distribution will benefit from the changes in the industry, with sales through distributors rising from 29% to 24% by 2003. This view is confirmed in their more recent report (March 2000) where distribution is expected to grow at 14.9% per annum after taking account of Commerce and direct sales. See Europa's Pro Forma attached as EXHIBIT "9" to the Disclosure Statement.

         3.       THE TURNAROUND PLAN

         After executing the proposed transaction, the short-term priority for Europa is to focus on correcting the disastrous consequences of the credit crisis. Europa's approach to this issue will be to develop specific initiatives for each element of the ROCE tree, i.e. the components of Return on Capital
Employed:

                  a. REVENUE - The prime method for restarting the revenue flow is to re- establish normal credit lines as quickly as possible. Such an action will reassure customers, employees and local vendor sales managers that "Europa is back in business". Europa has been in close communication with key suppliers for months regarding this issue. Based upon its discussions, Europa believes that the moment the subsidiaries are no longer owned by CHS, normal credit will return. Europa has requested that key suppliers provide a written commitment to Europa that they will extend trade credit to Europa once Europa purchases the European Assets.(61) Europa has specifically structured this transaction to assure the return of credit lines.(62)

----------------
         (61) Europa has not received written assurances that credit lines will be re-established once the transfer of European Assets to Europa is complete. To the extent that any written commitments are received by Europa, they will be presented to the Court and interested parties at the Confirmation Hearing. The Trade Committee has requested that Europa provide the committee with more information regarding the identity of the vendors and lenders from which Europa

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                                                       Case No. 00-12731-BKC-RAM

The financial condition of the subsidiaries that are included in this transaction is generally sound and capable of attracting credit. The financial pressures on the subsidiaries are a result of the unresolved debt problems of the parent company, CHS which, in turn, affects the credit worthiness of the operating subsidiaries. Once the Plan is confirmed and Europa owns the assets, Europa expects a substantial improvement in credit. Europa has been conservative in its forecast of how quickly credit lines will come back. The business plan calls for a gradual increase in credit lines from the current level of 21 days payable to 30 days in the third quarter of 2000 and 35 days in fourth quarter of 2000. Traditionally, the fourth quarter represents about a one-third of total sales for the year and manufacturers tend to have more credit flexibility at this time of the year to allow the ramp-up in sales. Beyond 2000, Europa expects a slower return to normal credit, achieving 40 days payable by the end of 2001.

                  b. MARGIN RATE - In addition to the crucial issue of credit lines, Europa believes that better management of price and near-price factors (order minimums, delivery minimums, cash discounts, etc.) will lead to improved revenue and margins. Currently, Europa believes that there is a "cost-plus" mentality in the price-setting approach which can be modified by sales training, incentives based on margin improvement, smarter systems interfaces and tighter customer segmentation.

----------------
claims to have received assurances. Europa has declined to provide such additional information to the committee.

         (62) As discussed in the Disclosure Statement under "Risk Factors", in the event that trade credit is not restored to Europa the result will be detrimental and may affect Europa's projected operations.

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                                                       Case No. 00-12731-BKC-RAM

         Another short-term lever on margin rate is the ability to shift the product mix towards more profitable private label products. These products typically require cash up-front, but often turn margins that are double the margin on branded product. More flexibility in working capital will enable a return to this business.

         Europa also believes that the company will soon be in a position to participate in special offers by manufacturers (e.g. new product launch, end of quarter deals) that will provide further margin rate opportunities in the short term.

                  c. OPERATING EXPENSE - An important component of Europa's near-term focus will be to continue efforts to reduce operating expense, primarily through the consolidation of facilities and back office operations. The French companies (which comprise 60% of the total) are now in consultation with employee representatives to implement a plan to create a single back office and a logistics platform for the French businesses. Currently, the combined French businesses operate two administrative facilities and two warehouses with two separate management teams and system platforms. All of these activities occur within the Paris region. Under the plan, Europa will move to a single back office and warehouse by the end of 2000. The French management team believes that operating expense can be driven below 4% of sales. In Scandinavia, management is beginning to explore the possibility of consolidating some back office and logistic activities on a region-wide basis. Recent developments in infrastructure (road links to Denmark, cross-agreements with the various Postal authorities) may facilitate this transition.

         In addition to the efforts underway to consolidate back office activities, Europa has

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                                                       Case No. 00-12731-BKC-RAM

continued the initiative begun by CHS to reduce European headquarters cost. In particular, European product management, marketing, and finance functions have been reduced significantly. Most recently, Europa has eliminated a layer of management (regions) which operated as "span-breakers" between the European headquarters and the subsidiary P&L's. The subsidiaries in Western Europe now report directly to the center, instead of through a European sub-regional structure.

                  d. CAPITAL - The increase in credit lines to normal levels anticipated will reduce working capital requirements significantly.(63) Europa's principal challenge is to ensure that any capital increases are closely monitored. Europa expects to increase inventory in particular, but does not believe that it is necessary to return to CHS' 1998 levels to ensure competitive levels of customer service. Europa does not see any significant fixed capital requirements in the short term.

         Europa also sees near term opportunity to improve the company's access to secured credit facilities. Today, the European subsidiaries have access to over $100 million in secured credit lines, but because of CHS' financial problems, the lenders have imposed restrictions on these lines, including extra fees, higher interest and more importantly, lower advance rates against the security (usually accounts receivable). Once the proposed transaction is complete, Europa

----------------
         (63) Europa has no agreements or understandings with either the Noteholders Committee or the Trade Committee regarding future transactions involving Europa, its subsidiaries or the European Assets.

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                                                       Case No. 00-12731-BKC-RAM

believes that secured credit lines will improve.(64)

         In summary, the objective of the turnaround plan is to return to CHS' 1998 levels of profitability and revenue generation (with a more efficient usage of working capital). Europa believes that these targets are realistic in that these same entities were able to demonstrate this level of performance in the recent past, especially since the levels of profitability demonstrated by CHS in 1998 were still below those shown by competitors such as Ingram Micro and Tech Data during the same period. This provides further comfort that the short-term objectives are reasonable and achievable.

                  e. STRATEGIC DIRECTION

         While the short-term focus is necessarily on an operational turnaround, Europa is developing the key principles that will define its strategy and sustainable competitive advantage. As a consequence, Europa's plan is to move the company in the following directions simultaneous to the turnaround activities described above:

                  i. EXPLOIT E-COMMERCE - Europa believes that e-commerce technologies represent an opportunity to reduce transaction costs for certain elements of the order processing cycle. Already, the European subsidiaries have developed extensive experience with these technologies. For example in Sweden, over 30% of order lines received from customers

----------------
         (64) Europa has not received written assurances that credit lines will be re-established once the transfer of European Assets to Europa is complete. To the extent that any written commitments are received by Europa, they will be presented to the Court and interested parties at the Confirmation Hearing. The Trade Committee has requested that Europa provide the committee with more information regarding the identity of the vendors and lenders from which Europa claims to have received assurances. Europa has declined to provide such additional information to the committee.

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                                                       Case No. 00-12731-BKC-RAM

are via the web. In France, the integration plan mentioned above, includes the development of a stand-alone pure e-commerce entity to focus on developing the "next generation" business process for IT equipment distribution.

         Europa plans to take further, more radical steps to develop green-field pure e-commerce distribution operations in those geographies where CHS has no presence today (e.g. Germany). In many of these geographies, Europa has, or believes it can obtain, the customer databases of former CHS companies operating in that country market. Based on rough, back-of the-envelope calculations, Europa believes that a pure e-commerce distribution business can operate at the 2- 3% cost level; less than half the cost level of a traditional distribution business.

                  ii. INCREASE VALUE-ADD - An important component of Europa's strategic direction will be to seek ways to sensibly add greater value in the supply chain. In particular, Europa will be looking for ways to build stronger, multi-faceted relationships with its customers (the resellers) and, indirectly, the end users. As a consequence, Europa hopes to build higher and more sustainable margins and provide better value to the vendors. Europa sees four methods for implementing this initiative:

                  iii. LOGISTICS SERVICES - Europa is going to place more focus on providing more sophisticated and useful logistics services to its customers, possibly including direct deliver to end users, emergency service, 24 by 7 availability, special labeling and packaging capabilities. Europa has also begun discussions with third party logistics companies for possible joint venture activities. Providing logistics services to its vendors, particularly channel assembly and configuration will also be a feature of its value add offering. In the

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                                                       Case No. 00-12731-BKC-RAM

Scandinavian region, Europa is already offering logistics services to third parties and considering whether to set up the logistics function as a stand-alone profit center. The U.S. mail-order fulfillment houses have successfully developed logistics services for web-based companies. This might also be an opportunity for Europa in Europe.

                  iv. MARKETING SERVICES - While distribution has traditionally had a logistics role in the supply chain, the most successful distributors have also developed as effective marketers. Europa intends to develop a sharper and more professional marketing focus through better segmentation of the customer base, alignment of its business offering to focus on priority segments, and development of products and programs to satisfy the specific needs of those segments. Europa will encourage the development of customer-focused sales and marketing teams (as opposed to product-focused teams). This organization is already being implemented in France as part of the back-office integration project, now under discussion with employee committees. Europa also believes that product integration (from multiple manufacturers) may offer marketing opportunities that are not available to any one manufacturer.

                  v. NEW GEOGRAPHIES - Europa has developed in depth experience in emerging markets, particularly in the former Soviet Union and Eastern Europe. These markets are difficult for manufacturers to penetrate and competition is much reduced compared to the developed markets of Western Europe, resulting in higher margins, generally. As part of its strategy, Europa expects to apply this expertise to low risk entry into new merging markets (e.g. Ukraine), thereby offering a distinctive distribution service to vendors.

                  vi. CLOSER TO THE CUSTOMER - Europa will encourage its operations to

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                                                       Case No. 00-12731-BKC-RAM

move up the value chain towards the end user. Europa is already in discussions with resellers on co-operative ventures. Europa would not rule out the possibility of acquiring specialized resellers, if this were compatible with its marketing strategy. So-called "hybrid" distributors, such as Computacenter and SCH in the UK have managed to build successful and well-regarded business models through the combination of distribution and reseller functions. Europa will be alert and receptive to these opportunities if this can be done without damaging relationships with its existing base of reseller customers.

                  f. ACHIEVE SCALE - A fundamental component to Europa's strategy is to continue the drive to achieve scale. The distribution of IT equipment is still quite fragmented in the European market, which presents excellent opportunities for consolidation. Driving for scale is essential to develop a sustainable competitive advantage, but the scale can be developed at several levels, each of which has its cost benefits:

                     i. ORDER SCALE - Much of the cost of distribution is driven by order size. Within reasonable limits, the cost to process a small order is comparable to the cost of processing a large order. These costs extend through to transportation, since drop size is a key component of transportation unit costs. Increasing order size through greater product breadth, order minimums and enhanced customer relationships will be high on Europa's list of priorities.

                     ii. NATIONAL SCALE - Scale within a country operation can

be beneficial to the overall cost and effectiveness of a distribution operation. Most products in the IT industry in Europe are still country-specific, which limits the benefits of centralized European stocking. Today, vendors and distributors are very much organized on a country by country basis. Scale

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                                                       Case No. 00-12731-BKC-RAM

within a country can reduce the per unit cost of country level headquarters, warehouse cost and marketing expense. Country level scale also leads to better utilization of inventory since larger volumes tend to reduce the level of safety stock required to meet a given level of customer service. The French subsidiaries enjoy a significant scale advantage in France, where Europa will be twice the size of the nearest competitor. Scale on a European level does not necessarily translate into benefit at the national level. A distributor who has mediocre operations in all European countries can appear to have more scale, but having scale in Germany does not help to reduce cost of operations in France. It will be Europa's intention to develop national scale in key markets, where Europa will seek to have twice the volume of its nearest competitor.

                     iii. EUROPEAN SCALE - While European scale does not necessarily help with in-country operations, it is still strategically important for other reasons. Vendors, in particular, are seeking to reduce the complexity of their relationships with channel partners, which drives them towards large multi-country distributors, even if this is considered sub- optimal for some country markets. As the No. 4 distributor in Europe, it will be Europa's intention is to stay at the forefront of vendor programs and initiatives, to participate in their strategic processes. To make progress in this area, Europa believes it will be necessary to acquire or merge with high quality local distributors in key country markets, such as UK, Italy, Finland, and Spain. Europa's intention is to enter into a joint venture in Germany. In addition to the strategic vendor advantages of scale, pan-European scale can lead to more effective operations for universal products, i.e., products that are not country-specific, such as monitors, motherboards, and hard drives. Europa's believes there will be an increasing trend towards

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                                                       Case No. 00-12731-BKC-RAM

universal products, or assemble-to-order products with universal components. In addition to the benefits of vendor strategy and universal product scale, European size gives advantages in several cost areas such as IT systems and group headquarters expense, that are, or can be, shared across country operations.

         4.       FINANCIAL PROJECTIONS

         Taking into account the actions described above for the short-term turnaround and the longer term strategy, Europa developed an estimate for the financial performance of the new company for the period 2000-2004. This is presented in Exhibit 4 attached to the Disclosure Statement. Europa has also included in the exhibit unaudited internal accounts for 1998, and Q1 2000 on an apples to apples basis to facilitate comparison. Note also, that Europa has an "adjusted 1998" to give a pro-forma full year effect for the acquisition of Metrologie in mid- 1998.

         The financial projections are presented in three pieces: 1) an income statement; 2) a statement of working capital and capital structure; and 3) a cash flow statement.

                  a. INCOME STATEMENT - with the return of credit lines(65), Europa expects the acquired businesses to rapidly recover revenue. The same forces at work that caused the vicious cycle of credit reduction and revenue loss can be reversed and work in the opposite direction. Better credit lines will enable better inventories, and vendor marketing and sales efforts will once again be applied. The fourth quarter is crucial in any year, but particularly the first year of

----------------
         (65) The discussion with respect to the Income Statement assumes that trade credit lines will be restored.

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                                                       Case No. 00-12731-BKC-RAM

operation for the new company. Typically 35% of the year is sold in the fourth quarter. Overall for 2000, Europa expects to reach revenues that are slightly above levels experienced in 1999. Beyond 2000, the revenues are projected to grow at 10% per year, less than the forecasted market growth rate of 14.7% per year.

         In light of the return in credit and the turnaround actions on pricing and mix, Europa expects the margin rate to improve slowly from Q1 2000 levels. The first quarter is traditionally a low margin period whereas the fourth quarter has higher than average margins. Beyond 2000, Europa is forecasting a slow increase in margin rate through initiative to add value to the supply chain, as described above. Europa does not, however, expect margin rate to reach the levels experienced in 1998 due to the general downward pressure on industry margins as a result of e- commerce and other forces at work.

         The principal task of management is to get the operating expense under control. Several important initiatives are already underway to effect the consolidation of facilities, as outlined above. Most of the cost for implementing this consolidation had been reserved in the 1999 income statements. Longer term, with aggressive implementation of e-commerce and other cost savings approaches, Europa expects to drive the cost towards the 4% mark. This level is already being achieved by some of its more efficient operations.

         The total operation will lose money in 2000 but develop the necessary momentum to move into profitability in the following year. By 2004 Europa expects, conservatively, to achieve between 0.5% and 1% net profit. This is still below profit levels reported by publicly quoted competitors, which gives reason to believe that these targets are realistically achievable.

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                                                       Case No. 00-12731-BKC-RAM

                  b. CAPITAL - Working capital is by far the most important financial asset in the distribution business. Management of the working capital flows is crucial to financial stability, particularly as these flows are far larger than the operating expense of the business. Europa believes that the critical element to the turnaround is the return of normal trade credit. Europa has requested that key suppliers provide a written commitment to Europa that they will extend trade credit to Europa once Europa purchases the European Assets.(66) The business plan projects a gradual return of credit from the current level of about 20 days to 25 days in Q2 and 35 days for the big fourth quarter sales push. While Europa works with its key vendors to increase the trade credit levels, it needs to exercise restraint on inventory increases to keep cash flows under control. Europa has requested that key suppliers provide a written commitment to Europa that they will extend trade credit to Europa once Europa purchases the European Assets.(67) Europa is confident that the business can operate longer-term at the 25 day level for inventory,

----------------
         (66) Europa has not received written assurances that credit lines will be re-established once the transfer of European Assets to Europa is complete. To the extent that any written commitments are received by Europa, they will be presented to the Court and interested parties at the Confirmation Hearing. The Trade Committee has requested that Europa provide the committee with more information regarding the identity of the vendors and lenders from which Europa claims to have received assurances. Europa has declined to provide such additional information to the committee.

         (67) Europa has not received written assurances that credit lines will be re-established once the transfer of European Assets to Europa is complete. To the extent that any written commitments are received by Europa, they will be presented to the Court and interested parties at the Confirmation Hearing. The Trade Committee has requested that Europa provide the committee with more information regarding the identity of the vendors and lenders from which Europa claims to have received assurances. Europa has declined to provide such additional information to the committee.

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                                                       Case No. 00-12731-BKC-RAM

particularly in light of its plans to consolidate warehouses. At this stage Europa does not expect any significant improvement in receivables management from current levels of about 50 days.

         Europa believes that secured credit lines will fluctuate with receivables levels at an advance rate of approximately 65%. As the financial situation begins to show signs of a turnaround, Europa believes it will be possible to increase the advance rate to 70% of receivables in 2001 and beyond. The business plan also takes into account the need to repay Metrologie public bonds, due in early August 2000. Management has begun a procedure to renegotiate the maturity of the bonds to allow a bit more breathing room in the early days of the new company.

         The acquisition debt of $22.5 million is included in the financial projections, with semi- annual repayments of principal, as specified in the description of the notes. With the consolidation into Europa of the acquisition debt, the book value of the equity declines to approximately $54 million (including preferred equity). The debt to equity ratio peaks at 4 to 1 by late 2000 and declines gradually thereafter.

                  c. CASH FLOW - The cash flow statement is a consequence of the assumptions described above for the income statement and the working capital plan. The statement shows a positive cash flow, after financing from secured credit lines, from the fourth quarter forward. We do not expect any significant investment in fixed capital beyond the depreciation allowance.

         The financial projections described above do not take into account any acquisitions, as was mentioned in the strategy description earlier. Europa believes that it will be possible to attract a new equity investor who will provide the funds to expand the business and help meet the

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                                                       Case No. 00-12731-BKC-RAM

strategic targets described earlier. First, in Europa's view, it will be necessary to effect the transaction contemplated and then demonstrate reasonable evidence that a turnaround in operations is underway. At that stage a new investor could view Europa as an attractive "buy and build" platform, given the favorable industry characteristics of size, growth, and fragmentation. Europa has been in discussion with several private equity firms on these matters and expects those discussions to continue, with the interested parties monitoring the progress of the recovery.

         5. RISK FACTORS - The creditors of CHS are being asked to accept the securities of Europa in exchange for their claims. As with any investment of this sort, there are numerous risk factors:

                  a. LEVERAGE - The opening balance sheet of Europa indicates a debt-to-equity ratio of approximately three to one. This is more highly leveraged than larger competitors such as Ingram Micro or Tech Data, but it is within the range of financial leverage observed within the industry, according to vendors. Financial leverage increases the risk of default and makes the enterprise more susceptible to interest rate increases.

                  b. LOSS OF FRANCHISES - As described earlier, distributors rely on agreements with manufacturers to get access to product and discounts allowed to authorized distributors. These contracts can be terminated at relatively short notice (30-90 days) and, due to the credit crisis of the past several months, the European subsidiaries have lost several franchises, including 3Com, HP PC's in Sweden, HP in Croatia, and Compaq in Russia.

                  c. LOSS OF KEY PERSONNEL - The European companies rely on the skills of its

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                                                       Case No. 00-12731-BKC-RAM

senior managers. The loss of any senior employee does create a risk for the entity. This would be particularly true for the loss of any senior Europa executives or the senior managers of the French subsidiaries.

                  d. CHANGE IN DISTRIBUTION METHOD/INDUSTRY STRUCTURE - Several vendors have publicly announced changes in their channel strategy that could worsen the business climate for some distributors. Such changes include the reduction in number of distributors, the shift to a fee-based compensation model, and efforts to develop a direct-to-end user approach.

                  e. EXCHANGE RATE - The vast majority of Europa's activities are conducted in Western Europe, whereas the securities offered by Europa are dollar-based. This could represent an exchange risk.

                  f. FRENCH BONDS AND BETTER FORTUNE CLAUSE - One of the French subsidiaries, CHS France, has long-term bonds outstanding in the public market, totaling $8 million approximately. These bonds were issued by Metrologie International prior to the acquisition by CHS. The bonds mature on August 4, 2000. The company is attempting to renegotiate the maturity of these bonds. Without a negotiated solution, the maturity of the bonds presents a difficult financial challenge for the company. In addition, as a result of a previous restructuring of the Metrologie business, certain banks in France are beneficiaries of a "better fortune" clause, whereby certain repayments of previously forgiven loans are required if Metrologie net income exceeds specified levels. The company is renegotiating these arrangements.

                  g. RE-ESTABLISHMENT OF CREDIT LINES - Europa has relied on verbal and some written assurances that credit lines will be re-established once the transfer of assets to Europa is

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                                                       Case No. 00-12731-BKC-RAM

complete. However, these assurances have not been specific in the amount of credit to be granted.(68) Over the next several weeks, Europa will be seeking more specific written assurances on this point. The company's business plan relies on the re-establishment of at least some trade credit. Europa has requested that key suppliers provide a written commitment to Europa that they will extend trade credit to Europa once Europa purchases the European Assets.(69)

                  h. TAX MATTERS AND DISPUTES - Several of the entities included in the transaction are embroiled in tax disputes in their local jurisdictions. Management has set aside provisions for these disputes in most cases (with the exception of Portugal, where a $3 million provision is likely to be posted in the near future). In making these provisions, there is a risk that management may have underestimated the true impact of these tax matters.

                  i. NO MARKET FOR SECURITIES - There is currently no market for the securities of Europa and there is unlikely to be one in the near future. Holders of the securities do have demand rights for registration of the securities after 18 months.

----------------
         (68) Europa has not received written assurances that credit lines will be re-established once the transfer of European Assets to Europa is complete. To the extent that any written commitments are received by Europa, they will be presented to the Court and interested parties at the Confirmation Hearing. The Trade Committee has requested that Europa provide the committee with more information regarding the identity of the vendors and lenders from which Europa claims to have received assurances. Europa has declined to provide such additional information to the committee.

         (69) Europa has not received written assurances that credit lines will be re-established once the transfer of European Assets to Europa is complete. To the extent that any written commitments are received by Europa, they will be presented to the Court and interested parties at the Confirmation Hearing. The Trade Committee has requested that Europa provide the committee with more information regarding the identity of the vendors and lenders from which Europa claims to have received assurances. Europa has declined to provide such additional information to the committee.

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                                                       Case No. 00-12731-BKC-RAM

                  j. FOREIGN ISSUER - Europa is a company organized under the laws of Denmark. CHS believes that Keough chose to incorporate Europa in Denmark due to its advantageous tax treatment of dividends and distributions received by a holding company from its subsidiaries. Certain of the directors, officers and controlling persons, if any, of Europa are residents of jurisdictions other than the United States and substantially all of Europa's assets are located outside the United States. As a result, it may be difficult for holders of Europa Notes to effect service of process within the United States upon the directors, officers and controlling persons to realize in the United States upon judgments of courts of the United States. CHS has not determined whether Danish law regarding the rights of common or preferred shareholders is more or less advantageous than the laws of other jurisdictions.

                  k. BETTER PLAN ASSUMPTIONS - Europa has made several assumptions about the future in developing its five year plan. These assumptions were made in good faith, based on the best available data and management judgment. There is a risk, of course, that these assumptions turn out to be incorrect.

                  l. POTENTIAL SALES OF SUBSIDIARIES AFTER EXPIRATION OF THE NINE MONTH PURCHASE ADJUSTMENT PERIOD. The Stock Purchase Agreement provides for a purchase price adjustment in the event of one or more sales of the European Assets during the 9 month period following closing. The purchase price adjustment feature is intended to allow the Estate to share for a limited period of time in any consideration realized by Europa in excess of the value ascribed to such sold European Assets in the Stock Purchase Agreement. Computer distributors earn a large percentage of profits in the fourth calendar quarter of each year. One of the pacing items in the

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                                                       Case No. 00-12731-BKC-RAM

Europa deal, itself, is to capture these profits by having a Confirmation Hearing in the third quarter of 2000. If Europa were to sell some or all of the assets it is acquiring, a purchaser may be interested in capturing 4th quarter profits. By limiting the protection to 9 months, the Trade Committee believes that Europa could delay its transaction and yet allow subsequent buyers to capture the 4th quarter profits without incurring the purchase price adjustment.

H.       THE LIQUIDATING TRUST

         1. THE LIQUIDATING TRUST ASSETS: On the Effective Date of the Plan, the Excepted

Assets (those assets not being purchased by Europa or other successful bidder) will transferred to a Liquidating Trust. The Excepted Assets include, but are not limited to, the following:

                  a. The Acron, Intcomex, MicroInformatica and the DistributionTech.com Obligations.

                  b.   The SiS Hong Kong action.

                  c. CHS' interest in the Latin American entities. CHS has an interest in the following Latin American entities:

                       i. CHS Ecuador: CHS Ecuador is an operating entity and continues to liquidate its debt. CHS owns 49% and Banco del Pichincha owns 51%. The value to the state cannot be determined by the Debtor at this juncture. Additionally, a claim for employee theft is pending with CHS' insurance company for $500,000, which claim is still under investigation.

                       ii. Ledakon: Ledakon is an earnout. CHS holds a 20% minority interest in the company. As far as current management is aware, the company is still operating.

                       iii. Nexsys: Nexsys is an earnout. CHS holds a 20% minority interest

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                                                       Case No. 00-12731-BKC-RAM

in the company.

                       iv. CHS Peru and CHS Chile: both companies ceased operations in the fourth quarter of 1999. There are some old receivables, but the bank debt exceeds the companies' assets.

                       v. CHS Venezuala: Claudio Osorio's brother-in-law was operating CHS Venezuala. However, its current operations are unknown.

                  d. CHS' interest in CHS Electronics (Australia) Pty Ltd.: on March 29, 1999, CHS entered into an acquisition agreement with the shareholders of Sabaram Holdings. The Debtor's current management does not believe that CHS invested any funds in connection with this agreement. By letter dated April 11, 2000, the shareholders of Sabaram Holdings notified CHS (notice received by current management on June 4, 2000) that they considered CHS' failure to financially close the transaction and subsequent bankruptcy, to be a breach of the agreement entitling them to elect to return the shares to the shareholders of Sabaram Holdings. This asset may have minimal value to the Liquidating entity.

                  e. The D&O Insurance proceeds: CHS has a $20 million directors and officers insurance policy which may have value for liquidating entity. Certain former officers and directors have notified CHS that they dispute that the D&O Insurance is an asset of the Debtor's estate and to the extent that the Debtor succeeds in having the Subordinated Securities Claims discharged through the Plan, the proceeds of the D&O Insurance would not be available to satisfy Claims of creditors, but would only be available to the beneficiaries of the insurance policy. In the event that this view prevails, the D&O Insurance will be of no value to the

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                                                       Case No. 00-12731-BKC-RAM


Liquidating entity. The Debtor believes that the D&O Policy and the proceeds thereof are property of the Estate.

                  f. Insider Claims.

                  g. Attorneys fees preference claims: approximately $250,000 was paid by CHS to Shutts & Bowen for legal fees and expenses within 90 days prior to the Petition Date. The payments of these fees may or may not be a preferential payment recoverable by the estate.

                  h. Claim for overpayment of attorneys fees: in connection with the Securities Litigation, approximately $200,000 in attorneys fees were overpaid and not reimbursed to CHS by the law firms (including Greenberg Traurig) or the Royal Insurance Company.

                  i. Avoidable transactions: all sales of CHS' assets which occurred during the year prior to the Petition Date must be evaluated to assure that sufficient consideration was given to CHS for the transfer of the assets. While this is listed as an Excepted Asset, there may or may not be value to the liquidating entity.

                  j. CHS Trading Claim: CHS Trading was a Swiss company which was created by CHS for its subsidiary, CHS Russia to benefit from the Swiss tax laws. BGS Slovakia is a company which CHS acquired, but was returned to the original owner pursuant to an earnout agreement in 1999. The owner of BGS Slovakia (the "broker") independently brokered the sale of PC's and used CHS Trading as a vehicle. Sometime after November 1999, CHS Trading was transferred to a trust. At some point this year, CHS understands that CHS Trading was sold to another company, Comdotcom, for 20,000 Swiss. Current management understands that there may have been $5-9 million in cash in CHS Trading which CHS could not recover because the

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                                                       Case No. 00-12731-BKC-RAM

broker claimed ownership of the cash as a result of sales of his PC's through CHS Trading. CHS has been unable to obtain any additional information regarding the status of this potential claim, but it may have value for the Liquidating Trust.

                  k. Claim against CHS Finance: CHS Financial was the financial arm of the Debtor. CHS Finance held funds of the Debtor on the Petition Date which it claimed a right of set off against. Since the Petition date, CHS Finance went into bankruptcy. Accordingly, the Debtor cannot determine if any claims the estate has are collectible from CHS Finance.

                  l. The CHS Logistic Payments.

                  m. All property of the Debtor, except the European Assets or any Assets sold pursuant to the Plan, wherever located, including claims, Causes of Action and general intangibles. All Causes of Action available to the Debtor through the exercise of the powers granted pursuant to Sections 542 through 550 of the Bankruptcy Code.

                  n. Claims Against the Debtor's Pre-Petition Advisors: claims, if any, against all pre-Petition Date advisors to CHS and its subsidiaries.

         2. TRANSFER OF EXCEPTED ASSETS. Prior to the Effective Date and subject to Article 8.12 of the Plan (described herein at Section H(3)), the Debtor shall continue to operate its business subject to all applicable requirements of the Bankruptcy Code, the Bankruptcy Rules and where applicable, Orders entered by the Court. Except as may be otherwise provided in the Plan or the Confirmation Order, title to the Excepted Assets shall vest in the Liquidating Trust free and clear of all Claims and Interests on the Effective Date. Thereafter, the Debtor shall cease its business. On the Effective Date, the Debtor shall execute the CHS Liquidating Trust

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                                                       Case No. 00-12731-BKC-RAM

Agreement and, thereupon, and until all payments and Distributions to holders of all Allowed Claims have been made under the Plan, the CHS Liquidating Trust shall remain constituted and in existence, with the affairs and administration thereof governed by the Plan, the Confirmation Order, the CHS Liquidating Trust Agreement, and applicable bankruptcy and non-bankruptcy law. The CHS Liquidating Trust shall have all rights and powers of a debtor in possession under Section 1107 of the Code and, in accordance with Section 1123(b)(3)(B) of the Code, shall be designated and serve as the representative of the Estate. On the Effective Date, Debtor shall transfer to the CHS Liquidating Trust all property of the Estate, free and clear of any liens, claims or encumbrances, except those expressly recognized by this Plan. Thereafter, the CHS Liquidating Trust shall complete the liquidation and monetization of such assets. The proceeds thereof will be expended by the CHS Liquidating Trust for (a) first, the administration of the CHS Liquidating Trust, and (b) second, the payment and satisfaction of Allowed Claims in accordance with the provisions of this Plan. On the Effective Date, the Debtor shall execute and deliver all documents reasonably required by the CHS Liquidating Trust , including the endorsement of any instruments, all business records of the Debtor, and authorizations to permit the CHS Liquidating Trust to access all bank records, tax returns, and other files and records of the Debtor. All business records of the Debtor shall constitute the business records of the CHS Liquidating Trust pursuant to Federal Rule of Evidence 803(b) in any subsequent legal proceedings. The CHS Liquidating Trust, after the Effective Date, shall control all of the Debtor's applicable legal privileges, including control over the work product and attorney-client privilege, for matters arising from or relating to transactions occurring, in whole or in part, prior to the

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                                                       Case No. 00-12731-BKC-RAM

Effective Date. The Liquidating Trust Agreement is attached as Exhibit "B" to the Plan.

         3. DESIGNATION OF RESPONSIBLE PERSON PRIOR TO EFFECTIVE DATE: Prior to or in conjunction with the Confirmation Date, the Creditors Committees, shall select, subject to Court approval, the person who will become the Liquidating Trustee on the Effective Date. The person selected as the Liquidating Trustee shall function as the Responsible Person under the Plan. The Responsible Person shall be subject to oversight by the Creditors Committees. The Responsible Person shall be the Estate's representative under 11 U.S.C. ss.1123(b)(3)(B) to enforce, investigate and prosecute the Retained Actions in the name of the Debtor until the Effective Date, when the Liquidating Trustee shall be substituted for the Responsible Person. The Responsible Person may also, in the name of the Debtor, investigate, negotiate and request approval for the sale of Excepted Assets and file and prosecute Objections to Claims. The Responsible Person shall be authorized, with the approval of the Creditors Committees, to employ such professionals and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the Estate. Such attorneys, accountants or other professionals, if any, shall be compensated and shall be reimbursed for their reasonable and necessary out-of-pocket expenses upon application to the Court. Notwithstanding the designation of the Responsible Person, the Debtor's existing management will remain in control of the Debtor to the extent necessary to carry out the Confirmation Order, to the extent necessary to close the sale of the European Assets and perform other duties required by a debtor in possession, post-confirmation. Any changes to the foregoing allocation of responsibilities between the Debtor's management and the Responsible Person shall

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                                                       Case No. 00-12731-BKC-RAM

be subject to Court Order.

         4. TITLE TO EXCEPTED ASSETS: Except as otherwise provided under the Plan, all of the Debtor's right, title and interest in and to assets, as of the Effective Date of the Plan, shall vest in the CHS Liquidating Trust for administration, liquidation, and distribution in accordance with Article XIV of the Plan. The assets shall vest in the CHS Liquidating Trust free and clear of all claims, liens, interests and encumbrances, including interests of equity security holders, except as otherwise provided under the Plan. Notwithstanding the foregoing, to the extent that the conveyance or assignment of any of the Debtor's claims for causes of actions of the CHS Liquidating Trust would preclude or impair the prosecution thereof by the CHS Liquidating Trust or the CHS Liquidating Trust's Trustee, then the CHS Liquidating Trust is intended to and shall be deemed to be a "representative of the estate" approved to retain and enforce such claims and causes of action, as contemplated by 11 U.S.C. ss.1123(b)(3)(A) and (3)(B). On the Effective Date, Debtor will assign and transfer to the CHS Liquidating Trust, for the benefit of the Estate and its Creditors, all recovery rights, including, but not limited to, causes of action and claims for relief on account and in respect of the provisions of Sections 362, 510, 542, 544, 545, 547, 548, 549, 550, and 553 of the Code and any causes of action or claims for relief existing under state or federal law. Pursuant to, among other authority, Section 1123(b) (3) (B) of the Code, the CHS Liquidating Trust shall have the full power, authority and standing to prosecute, compromise or otherwise resolve such recovery rights, with all proceeds derived therefrom to become property of the CHS Liquidating Trust and distributed in accordance with the Plan. The CHS Liquidating Trust shall not be subject to any counterclaims in respect of the recovery rights, provided,

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                                                       Case No. 00-12731-BKC-RAM

however, that the recovery rights will be subject to any setoff rights to the same extent as if the Debtor had pursued the recovery rights. Notwithstanding anything to the contrary in the Plan or in the Disclosure Statement, the provisions of the Disclosure Statement and the Plan that permit the Debtor, the Post Confirmation Creditors Committee or the CHS Liquidating Trust to enter into settlements and compromises of any potential litigation shall not have, and are not intended to have, any res judicata effect with respect to any pre-petition Claims and Causes of Action that are not otherwise treated under the Plan and shall not be deemed a bar to asserting such claims and causes of action, regardless of whether or to what extent such claims and causes of action are specifically described in the Plan or the Disclosure Statement relating hereto. The intent is to preserve all possible claims, known or unknown, against all potential defendants and their parties. The CHS Liquidating Trust shall have the authority to settle Claims and litigation provided that all such settlements shall nevertheless be subject to settlement standards imposed by Bankruptcy Rule 9019 and the standards set forth in IN RE JUSTICE OAKS II, LTD., 898 F.2d 1544, 1549 (11th Cir. 1990), cert den., 498 U.S. 959, 1126 L.Ed. 398, 111 S.Ct. 389
(1990). Furthermore, except for the Claims to be waived pursuant to the Stock Purchase Agreement,(70)

----------------
         (70) Under the terms of the Stock Purchase Agreement, the completion of the transactions contemplated by the Agreement on the Closing Date shall constitute the complete and unconditional release by, and in favor of, each of CHS and Europa and their respective officers, directors and employees, of all rights, claims and liabilities arising out of any event or circumstance prior to the closing, except for claims arising under or in connection with the Stock Purchase Agreement and the documents executed at the Closing. CHS' release does not include the release of unknown claims, or claims that cannot be determined from information reasonably available to CHS. Accordingly, assuming the Closing Date occurs, claims that CHS, the estate or the Liquidating Trust might otherwise have against Europa and/or Keough will be released (except for claims, if any, under the Stock Purchase Agreement and documents executed in connection therewith).

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                                                       Case No. 00-12731-BKC-RAM

and notwithstanding any provision or interpretation to the contrary, nothing in the Plan or the Confirmation Order, including the entry thereof, shall constitute or be deemed to constitute a release, waiver, impediment, relinquishment or bar, in whole or in part, of or to any recovery rights or any other claim, right or cause of action possessed by the Debtor prior to the Effective Date. In the event that the Court, or any other court of competent jurisdiction, determines that the assignment of any claim, right or cause of action, including without limitation, the recovery rights, to the CHS Liquidating Trust pursuant to this Plan is invalid or does not grant to the CHS Liquidating Trust the standing and all other right necessary to pursue such claim, right or cause of action, then in such case the CHS Liquidating Trust shall be deemed appointed as the representative of the Estate for purposes of enforcing and pursuing such claim, right or cause of action, including without limitation, the recovery rights, and the proceeds thereof shall be distributed in accordance with terms of the Plan.

         5. THE LIQUIDATING TRUSTEE: Pursuant to the terms of the Liquidating Trust, the Liquidating Trustee will be selected and the compensation to be paid to the trustee will be determined by the Post Confirmation Creditors Committee and brought before the Court for approval. The CHS Liquidating Trust shall be authorized, with the approval of the Post Confirmation Committee, to employ such professionals and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the property of the CHS Liquidating Trust. Such attorneys, accountants or other professionals, if any, shall be compensated and shall be reimbursed for their reasonable and necessary out-of-pocket expenses from the CHS

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Liquidating Trust, upon approval of such fees and expenses by the Post
Confirmation Creditors Committee. The Post Confirmation Creditors Committee shall have ten (10) days from the submission of an invoice within which to object to the invoice or to all or any portion of the compensation requested therein. Any dispute in fees, expenses, engagement or other matters concerning professionals retained or sought to be retained by the CHS Liquidating Trust shall be decided by the Court, after a hearing on notice.

I.       THE POST CONFIRMATION CREDITORS COMMITTEE

         The Post Confirmation Creditors Committee shall consist of five members: two members designated by each Creditors' Committee for a total of four members and a fifth member selected by mutual agreement of the Creditors' Committees. If the Creditors' Committees are unable to mutually agree on the fifth member, the Creditors' Committees shall each designate a nominee and the Court shall select the fifth member. The Post-Confirmation Creditors' Committee shall have the right but not the obligation to employ professional and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the property of the Liquidating Trust. The Trade Committee opposes the manner in which the Debtor has described and proposed, for confirmation, how the Post Confirmation Creditors Committee will be constituted.

                                   SECTION VI
                         EXECUTORY CONTRACTS AND LEASES

A.       ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         Executory contracts and unexpired leases not assumed or rejected pursuant to the Plan or

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                                                       Case No. 00-12731-BKC-RAM

by Order of the Court shall be deemed to have been rejected by the Debtor upon the Effective Date. CHS will not assume any executory contracts or unexpired leases pursuant to the Plan.(71) CHS reserves the right to amend this exhibit prior to the Confirmation Date.

B.       REJECTION CLAIMS.

         The Plan provides that each person who is a party to the executory contract or unexpired lease whose executory contract or unexpired lease is rejected shall be entitled to file a proof of claim no later than thirty (30) days after the entry of the Order authorizing such rejection if rejection is made through the terms of the Plan and not by specific motion, then thirty (30) days after the entry of the Confirmation Order. If a proof of Claim is not filed within the thirty (30) day period, the right to file a proof of Claim is waived unless otherwise ordered by the Court.

C.       TREATMENT OF REJECTION CLAIMS.

         Unless otherwise ordered by the Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 3 General Unsecured Claims.

                                   SECTION VII
                  VOIDABLE TRANSFERS AND OTHER CAUSES OF ACTION
                         CLAIMS RECONCILIATION PROCESS,

A.       VOIDABLE TRANSFERS AND OTHER CAUSES OF ACTION.

         The Debtor will retain and transfer to the Liquidating Trust under the Plan all claims and causes of actions to recover transfers of Property of the Debtor under 11 U.S.C. ss.ss.548, 542, 543, 545, 549, 547, 553, 544 and 550,
and, if necessary, to recover damages and obtain equitable

----------------
         (71) Any executory contracts or unexpired leases to be assumed under the Plan are reflected in Exhibit "D" attached to the Plan.

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                                                       Case No. 00-12731-BKC-RAM

relief under federal and state law against third parties. See Exhibit "C" attached to the Plan for a list of all retained causes of actions. CHS is presently investigating whether any claims exist against Insiders and/or Interest holders of the Debtor who may have received fraudulent or preferential transfer(s) of the Debtor's Property prior to the Petition Date and claims against other Insiders of the Debtor for having authorized or directed payments to these parties and in this respect, reserve the right to amend the Plan to include such causes of action in the Plan once the investigation is concluded.

B.       CLAIMS RECONCILIATION PROCESS.

         Section 7.6 of the Plan provides for a claims reconciliation process to attempt to narrow issues with respect to contingent or unliquidated claims prior to filing objections to contingent and unliquidated claims. This claims reconciliation process provides for claimants to meet with representatives of the Responsible Person or the Liquidating Trustee and representatives of both Creditors Committees to attempt to resolve issues with respect to contingent and unliquidated claims. The claims reconciliation process was not subject to a motion and is not the result of an order of the Court approving the claims reconciliation process. Morever, the Trade Committee opposes the claims reconciliation process.

                                  SECTION VIII
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                                       AND
                                SECURITIES ISSUES

A.       TAX ISSUES

         The federal income tax consequences of the Plan to Debtors are diminis. The Debtor has

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                                                       Case No. 00-12731-BKC-RAM

not requested a ruling from the Internal Revenue Service (the "IRS"), nor will any opinion of counsel be obtained by the Debtor, with respect to the federal income tax consequences of the Plan.

         THE DEBTOR'S MANAGEMENT AND THEIR RESPECTIVE COUNSEL AND FINANCIAL ADVISORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN, WITH RESPECT TO THE DEBTOR, CREDITORS OR INTEREST HOLDERS, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX. CREDITORS AND INTEREST HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES.

B.       SECURITIES ISSUES

         The Debtor does not anticipate the payment of dividends on the stock to be issued pursuant to the Plan in the foreseeable future. No trading market currently exists for the stock.

         Europa will authorize and issue 156,250 shares of its Common Stock, $43,500,000 shares of its Preferred Stock (the Preferred Stock together with the Common Stock, the "Stock") and $22.5 million in aggregate principal amount of its senior notes (the Notes together with the Stock, the "Securities"). Europa will issue all of the Securities in accordance with the Confirmation Order and Plan. (A more complete description of the Securities is set forth in the Plan and the Stock Purchase Agreement and the Exhibits attached thereto.) All of the outstanding shares of Stock issued pursuant to the Stock Purchase Agreement will be fully paid and non-assessable.

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                                                       Case No. 00-12731-BKC-RAM

         The Securities will be issued without registration under the Securities Act of 1933, as amended (the "Securities Act") or any similar law, generally in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code. The Debtor believes that the issuance of the Securities will be eligible for the exemption provided by section 1145 of the Bankruptcy Code because (a) the Securities issued will be issued by Europa, which is a successor of the Debtor
(b) issuance of the Securities will be specifically mandated under the Plan; (c) the Securities will only be issued to holders of Claims against the Debtor; and
(d) the issuance of the Securities will be solely in exchange for such Claims. A finding by the Court that the exemption set forth in section 1145 is applicable to the issuance of the Securities in accordance with the Plan will be a condition to confirm on the Plan. With respect to the Notes, to the extent applicable, Europa will take whatever steps as are necessary to comply with the Trust Indenture Act of 1939 as amended.

         The issuance by Europa of the Securities will be deemed to be a public offering of such Securities pursuant to section 1145(c) of the Bankruptcy Code. Accordingly, holders of Claims who receive the Securities may be able to transfer their securities without registration. However, given the complex, fact-specific nature of the question of whether a particular offering requires registration under applicable securities laws, the Debtor makes no representation herein concerning the right of any person to transfer any Securities. The Debtor recommends that holders or potential holders of Securities under the Plan consult with their own counsel concerning any limitations on their right to transfer such Securities.

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                                                       Case No. 00-12731-BKC-RAM

                                   SECTION IX
                            ALTERNATIVES TO THE PLAN

         One alternative to CHS' Plan is a bankruptcy liquidation of its assets. CHS believes that based upon the disclosures contained herein that in a forced liquidation of its assets, Creditors would receive little or no distribution. In a chapter 7 liquidation no monies would remain for the distribution to Unsecured Creditors after payment of Administrative expenses. To further support this conclusion, attached as EXHIBIT "11" is a Liquidation Analysis of the European Assets. At this time, the Debtor is uncertain what value, if any, may be attributed to the Excluded Assets.

                                    SECTION X
                                   CONCLUSION

         CHS believes that the Plan provides Creditors with the best possible Distribution given the circumstances.

                                        Respectfully submitted,

                                        Tew Cardenas Rebak Kellogg
                                        Lehman DeMaria & Tague L.L.P.
                                        Attorneys for the Debtor
                                        201 South Biscayne Boulevard
                                        Miami Center, Suite 2600
                                        Miami, FL 33131-4336
                                        Tel: (305) 536-1112
                                        Fax: (305) 536-1116


                                        By: ______________________________
                                              THOMAS R. LEHMAN, P.A.
                                              Fla. Bar. No. 260746
                                              LYNN MAYNARD GOLLIN, ESQ.
                                              Fla. Bar. No. 621668

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                                                       Case No. 00-12731-BKC-RAM

                                        CHS Electronics, Inc., the Debtor


                                        By: ______________________________
                                              BURTON EMMER
                                              Acting Chief Financial Officer

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